                                                                     EXHIBIT 2.1

                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT

                                  by and among

                              ELAN CORPORATION, PLC
                        ELAN PHARMA INTERNATIONAL LIMITED
                           ELAN PHARMACEUTICALS, INC.

                                       and

                           KING PHARMACEUTICALS, INC.
                            JONES PHARMA INCORPORATED
                          MONARCH PHARMACEUTICALS, INC.

                            dated as of May 19, 2003

                                TABLE OF CONTENTS

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                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.01.         Defined Terms...............................................1
SECTION 1.02.         Construction of Certain Terms and Phrases..................18

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

SECTION 2.01.         Purchase and Sale of Assets at the Closing.................19
SECTION 2.02.         Excluded Assets............................................20
SECTION 2.03.         Retention of Assets........................................21
SECTION 2.04.         Assignability and Consents.................................21

                                   ARTICLE III

                            ASSUMPTION OF LIABILITIES

SECTION 3.01.         Assumption of Liabilities..................................22

                                   ARTICLE IV

                           PURCHASE PRICE AND PAYMENT

SECTION 4.01.         Purchase Price.............................................25
SECTION 4.02.         Allocation of Purchase Price...............................26
SECTION 4.03.         Sales, Use and Other Taxes.................................26
SECTION 4.04.         Tax Withholding............................................27
SECTION 4.05.         Closing Date Inventory Value Adjustments...................27
SECTION 4.06.         Skelaxin Purchase Price Adjustment.........................28

                                    ARTICLE V

                                     CLOSING

SECTION 5.01.         Time and Place.............................................28
SECTION 5.02.         Deliveries at Closing......................................28
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                                   ARTICLE VI

              REPRESENTATIONS AND WARRANTIES OF THE ELAN COMPANIES

SECTION 6.01.         Organization, Etc..........................................30
SECTION 6.02.         Authority of the Elan Companies............................31
SECTION 6.03.         Consents and Approvals.....................................31
SECTION 6.04.         Non-Contravention..........................................32
SECTION 6.05.         Contracts..................................................32
SECTION 6.06.         Intellectual Property Rights...............................33
SECTION 6.07.         Employee Matters...........................................35
SECTION 6.08.         Litigation.................................................36
SECTION 6.09.         Compliance with Law........................................36
SECTION 6.10.         Inventory..................................................38
SECTION 6.11.         Brokers....................................................38
SECTION 6.12.         Sufficiency of Purchased Assets............................38
SECTION 6.13.         Customers and Suppliers....................................38
SECTION 6.14.         Operation of the Business; Description of the Business.....39
SECTION 6.15.         Financial Information......................................39
SECTION 6.16.         Title......................................................39
SECTION 6.17.         Voting Requirements........................................39
SECTION 6.18.         Insurance..................................................39
SECTION 6.19.         Pharma Marketing Settlement Agreement......................40
SECTION 6.20.         Certain Covenants Under the Original Agreement.............40
SECTION 6.21.         No Other Representations and Warranties....................40

                                   ARTICLE VII

                 REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR
                            PARENT AND THE ACQUIRORS

SECTION 7.01.         Corporate Organization.....................................40
SECTION 7.02.         Authority of the Acquiror Parent and the Acquirors.........41
SECTION 7.03.         Consents and Approvals.....................................41
SECTION 7.04.         Non-Contravention..........................................41
SECTION 7.05.         Litigation.................................................42
SECTION 7.06.         Brokers....................................................42
SECTION 7.07.         Financial Capability.......................................42
SECTION 7.08.         No Other Representations or Warranties.....................43
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                                      -ii-
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                                  ARTICLE VIII

                            COVENANTS OF THE PARTIES

SECTION 8.01.         Operation of the Businesses................................43
SECTION 8.02.         Commercially Reasonable Efforts............................44
SECTION 8.03.         Cooperation................................................45
SECTION 8.04.         Access.....................................................46
SECTION 8.05.         Public Announcements; Confidentiality......................48
SECTION 8.06.         Corporate Names............................................49
SECTION 8.07.         Regulatory Matters.........................................51
SECTION 8.08.         Returns, Rebates and Chargebacks...........................51
SECTION 8.09.         Indigent Patient Program...................................55
SECTION 8.10.         Employee Matters...........................................55
SECTION 8.11.         Bulk Transfer Laws.........................................58
SECTION 8.12.         Covenant Not to Compete....................................58
SECTION 8.13.         Further Assurances.........................................60
SECTION 8.14.         HSR Act and Irish Competition Act Filings..................60
SECTION 8.15.         Elan Companies' Right of Reference.........................61
SECTION 8.16.         Litigation Substitution....................................61
SECTION 8.17.         Cooperation Regarding Financial Statements.................63
SECTION 8.18.         No Solicitation............................................64
SECTION 8.19.         Medical Inquiries and Complaints...........................64
SECTION 8.20.         Wyeth/Elan Supply Agreement; Wyeth/Elan Master Agreement...65
SECTION 8.21.         Pharma Marketing Settlement Agreement......................65
SECTION 8.22.         Distribution and Co-Promotion Agreement....................65
SECTION 8.23.         Skelaxin License...........................................65
SECTION 8.24.         NanoCrystal Technology.....................................67
SECTION 8.25.         Additional Skelaxin Formulations...........................67
SECTION 8.26.         Annual Adjustment Amount...................................68

                                   ARTICLE IX

                        CONDITIONS TO THE OBLIGATIONS OF
                       THE ELAN COMPANIES FOR THE CLOSING

SECTION 9.01.         Representations, Warranties and Covenants..................68
SECTION 9.02.         No Actions or Proceedings..................................69
SECTION 9.03.         Consents...................................................69
SECTION 9.04.         Elan Shareholder Approval..................................69
SECTION 9.05.         Wyeth/King Agreements......................................69
SECTION 9.06.         Absence of Acquiror Material Adverse Effect................69
SECTION 9.07.         Wyeth/Elan Supply Agreement................................69
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                                     -iii-
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                                    ARTICLE X

                  CONDITIONS TO THE OBLIGATIONS OF THE ACQUIROR
                    PARENT AND THE ACQUIRORS FOR THE CLOSING

SECTION 10.01.          Representations, Warranties and Covenants................69
SECTION 10.02.          No Actions or Proceedings................................70
SECTION 10.03.          Consents.................................................70
SECTION 10.04.          Elan Shareholder Approval................................70
SECTION 10.05.          Wyeth/King Agreements....................................70
SECTION 10.06.          Absence of Material Adverse Effect.......................70

                                   ARTICLE XI

                                 INDEMNIFICATION

SECTION 11.01.          Survival of Representations, Warranties, Covenants, Etc..70
SECTION 11.02.          Indemnification..........................................71
SECTION 11.03.          Limitations..............................................74

                                   ARTICLE XII

                           TERMINATION AND ABANDONMENT

SECTION 12.01.          Methods of Termination...................................75
SECTION 12.02.          Procedure upon Termination...............................76
SECTION 12.03.          Effect of Certain Terminations...........................77
SECTION 12.04.          Specific Performance.....................................77
SECTION 12.05.          Settled Claims...........................................78

                                  ARTICLE XIII

                                  MISCELLANEOUS

SECTION 13.01.          Notices..................................................78
SECTION 13.02.          Entire Agreement.........................................80
SECTION 13.03.          Waiver...................................................80
SECTION 13.04.          Amendment................................................80
SECTION 13.05.          Third Party Beneficiaries................................80
SECTION 13.06.          Assignment; Binding Effect...............................80
SECTION 13.07.          Headings.................................................81
SECTION 13.08.          Severability.............................................81
SECTION 13.09.          Governing Law; Jurisdiction; and Venue...................81
SECTION 13.10.          Expenses.................................................81
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                                      -iv-
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SECTION 13.11.          Counterparts.............................................81
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Exhibit A                    -   Form of Assignment of Domain Names
Exhibit B                    -   Form of Bill of Sale
Exhibit C                    -   Form of Development Agreement
Exhibit D                    -   Form of Irish Assignment Agreement
Exhibit E                    -   Form of Patent Assignment Agreement
Exhibit F                    -   Form of Skelaxin Payment Agreement
Exhibit G                    -   Form of Trademark Assignment Agreement
Exhibit H                    -   Form of Detailing Agreement
Exhibit I                    -   Form of Asset Transfer Agreement
Exhibit J                    -   Form of Joint Litigation and Prosecution Agreement

                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT

            This AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of May 19, 2003, by and among King Pharmaceuticals, Inc., a Tennessee corporation (the "Acquiror Parent"), Jones Pharma Incorporated, a Delaware corporation ("JPI"), and Monarch Pharmaceuticals, Inc., a Tennessee corporation ("MPI") (JPI and MPI each an "Acquiror" and collectively the "Acquirors"; the Acquirors, together with the Acquiror Parent, the "King Companies"), and Elan Corporation, plc, a public limited company organized under the laws of Ireland (the "Elan Parent"), Elan Pharma International Limited, a private limited company organized under the laws of Ireland ("EPIL"), and Elan Pharmaceuticals, Inc., a Delaware corporation ("EPI" and, together with the Elan Parent and EPIL, the "Elan Companies").

                                    RECITALS

            The King Companies and the Elan Companies are parties to that certain Asset Purchase Agreement (the "Original Agreement") dated as of January 30, 2003 (the "Original Agreement Date") and desire to amend and restate the Original Agreement in its entirety.

            Acquiror Parent and Elan Parent have entered into an Escrow Agreement (the "Escrow Agreement") dated the date hereof pursuant to which Acquiror Parent has deposited $400,000,000 (the "Escrow Amount"), which Escrow Amount and the earnings thereon are subject to the release provisions set forth in the Escrow Agreement.

            This Agreement sets forth the terms and conditions upon which the Acquirors are purchasing the Purchased Assets (as defined below) and assuming the Assumed Liabilities (as defined below) from the Elan Companies, and the Elan Companies are selling the Purchased Assets and transferring the Assumed Liabilities to the Acquirors.

                                    AGREEMENT

            In consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

            SECTION 1.01 Defined Terms. As used in this Agreement, the following defined terms shall have the meanings specified below:

            "Accountants" means an accounting firm of national reputation (excluding each of the King Companies' and the Elan Companies' respective regular outside accounting firms) as may be mutually acceptable to the Acquiror and the Elan Companies; provided, however, that in the event that the Acquirors and the Elan Companies are unable to agree on such an accounting firm within ten (10) days, then the accounting firm shall be selected by lot.

            "Accounts Receivable" means all trade accounts and notes receivable and other miscellaneous receivables, including those that are not evidenced by instruments or invoices, existing as of the Closing Date.

            "Acquiror" and "Acquirors" have the meaning set forth in the preamble to this Agreement.

            "Acquiror Disclosure Schedule" has the meaning set forth in the preamble to Article VII.

            "Acquiror Governmental Consents" has the meaning set forth in
Section 7.03.

            "Acquiror Material Adverse Effect" means an effect or condition that individually or when taken together with all other effects or conditions of like nature would individually or in the aggregate have, or would be reasonably expected to have, individually or in the aggregate a material adverse effect (i) on the business, assets, results of operations or financial condition of the King Companies and their Subsidiaries, taken as a whole, or (ii) on the ability of the King Companies to perform their obligations under this Agreement, the Related Agreements and the Wyeth/King Agreements or on the ability of the Acquirors to consummate the transactions contemplated hereby and thereby.

            "Acquiror Parent" has the meaning set forth in the preamble to this Agreement.

            "Acquiror's Defined Contribution Plan" has the meaning set forth in
Section 8.10(c).

            "Acquisition Proposal" has the meaning set forth in Section 8.18(a).

            "Action or Proceeding" means any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

            "Adverse Recommendation Change" has the meaning set forth in Section 8.18(b).

            "Affiliate" means, with respect to any Person, any other Person which Controls, is Controlled by or is under common Control with such Person.

            "Agreement" has the meaning set forth in the preamble to this Agreement.

            "Applicable Period" has the meaning set forth in Section 8.12(a).

            "Assignment of Domain Names" means the Assignment of Domain Names conveying certain domain names from the Elan Companies to the Acquirors, substantially in the form attached hereto as Exhibit A.

            "Assumed Contracts" means the Assumed Skelaxin Contracts and the Assumed Sonata Contracts.

            "Assumed Liabilities" has the meaning set forth in Section 3.01(a).

            "Assumed Skelaxin Contracts" has the meaning set forth in Section 2.01(a)(i).

            "Assumed Sonata Contracts" has the meaning set forth in Section 2.01(b)(i).

            "Bill of Sale" means one or more Bills of Sale conveying the Purchased Assets from the Elan Companies to the Acquirors, substantially in the form attached hereto as Exhibit B.

            "Books and Records" means all books, records, files, documents, data, information and correspondence (including customer lists, credit and collection records, correspondence and miscellaneous records with respect to customers and supply sources, all other general correspondence and, to the extent not originals, true and complete copies of all files relating to the filing, prosecution, issuance, maintenance, enforcement and/or defense of any patents, patent applications, trademarks, copyrights or other intellectual property rights, whether on paper or in electronic format; provided, however, that no documents constituting attorney work product shall be included in this definition) owned by any of the Elan Companies or any of their respective Subsidiaries as of the Closing Date.

            "Business Day" means a day other than Saturday, Sunday or any day on which commercial banks located in New York are authorized or obligated by Law to close.

            "Businesses" means, collectively, the Skelaxin Business and the Sonata Business.

            "Charter Documents" has the meaning set forth in Section 6.01.

            "Closing" has the meaning set forth in Section 5.01.

            "Closing Date" has the meaning set forth in Section 5.01.

            "Closing Date Inventory Value" means the value of all Inventory as of the Closing Date valued as described on Schedule 1.01(a) of the Elan Disclosure Schedule;

provided, however, that Closing Date Inventory Value shall not include the value of any Inventory with, as of the Closing Date, a shelf life of less than 12 months.

            "Closing Date Inventory Value Adjustment" means the Closing Date Inventory Value minus the Estimated Closing Date Inventory Value.

            "Closing Date Inventory Value Statement" has the meaning set forth in Section 4.05(a).

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Commonly Controlled Entity" means each person or entity that, together with EPI, is treated as a single employer under Section 414(b), (c),
(m) or (o) of the Code or any other similar Law.

            "Compliance Information" means documentation that is reasonably sufficient to demonstrate that the representations and warranties set forth in
Section 7.07 would have been true and correct as of the date of delivery of such documentation assuming the Closing had occurred on such date of delivery and an officer's certificate from the Acquiror Parent certifying such compliance.

            "Competing Product" has the meaning set forth in Section 8.12(a).

            "Confidential Information" has the meaning set forth in Section 8.05(b).

            "Confidentiality Agreement" has the meaning set forth in Section 8.05(f).

            "Contracts" means any and all binding commitments, contracts, purchase orders, leases, licenses, easements, commitments, arrangements, undertakings or other agreements, whether written or oral.

            "Control" means:

            (a) ownership (directly or indirectly) of at least fifty percent (50%) of the shares or stock entitled to vote for the election of directors in the case of a company or corporation;

            (b) the ability otherwise to direct and control the actions of a Person, other than a company or a corporation; or

            (c) with respect to the Skelaxin Intellectual Property and the Sonata Copyrights, the possession (whether by ownership or license or sublicense and other than pursuant to this Agreement) of the ability to grant intellectual property rights.

            "Corporate Names" means the trademark and service mark "ELAN", the Elan corporate logo, and trade names of the Elan Companies, including the word "ELAN" together with any variations and derivatives thereof and any other logos, symbols or trademarks, trade names or service marks of the Elan Companies or their respective Affiliates, but excluding the Skelaxin Trademarks.

            "Credit Agreement" means the Credit Agreement, dated as of April 23, 2002, by and among the Acquiror Parent, certain lenders from time to time party thereto, Credit Suisse First Boston, as administrative agent and collateral agent, and certain other banks from time to time party thereto.

            "Current" means the existing, prepared, made or being made, tested or being tested, or physically reduced to practice or contained in an invention disclosure form prior to or as of the Closing Date.

            "Damages" has the meaning set forth in Section 11.02(a).

            "Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of Notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive Damages or a payment of penalties.

            "Development Agreement" means the Sonata Reformulation Option Agreement to be dated as of the Closing Date by and among the Elan Parent, EPIL and the applicable Acquiror, substantially in the form attached hereto as Exhibit C.

            "Distribution and Co-Promotion Agreement" means the Distribution and Co-Promotion Agreement dated as of December 19, 2001 by and between EPIL and Wyeth as amended by Amendment No. 1 to Distribution and Co-Promotion Agreement dated as of January 13, 2003.

            "DMFs" has the meaning set forth in Section 8.15.

            "Elan Companies" has the meaning set forth in the preamble to this Agreement.

            "Elan Companies Proceeding" means any Action or Proceeding commenced by or against any of the Elan Companies or any of their respective Affiliates or officers or directors prior to the Closing or commenced after the Closing but based on events occurring prior to Closing.

            "Elan Disclosure Schedule" has the meaning set forth in the preamble to Article VI.

            "Elan Governmental Consents" has the meaning set forth in Section 6.03(a).

            "Elan Parent" has the meaning set forth in the preamble to this Agreement.

            "Elan Severance Plan" has the meaning set forth in Section 8.10(f).

            "Elan Shareholder Approval" has the meaning set forth in Section 8.02(a).

            "Elan Shareholders Meeting" has the meaning set forth in Section 8.02(a).

            "Elan Shares" means (i) the ordinary shares of the Elan Parent, nominal value Euro 0.05 each, (ii) the American Depositary Shares of the Elan Parent and (iii) the "B" Executive Shares of the Elan Parent, nominal value Euro
0.05 each.

            "Elan Third Party Consents" has the meaning set forth in Section 6.03(b).

            "Elan's 401(k) Plan" has the meaning set forth in Section 8.10(c).

            "Employee Benefit Plans" means the Pension Plans, Welfare Plans, and each other employment, bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, "phantom" stock, performance, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance or other plan, program, policy or arrangement (i) maintained, contributed to or required to be maintained or contributed to by EPI or any Commonly Controlled Entity or (ii) with respect to which the Elan Companies or any of their Affiliates has or could have any Liability, in each case providing benefits to any Employee.

            "Employees" has the meaning set forth in Section 8.10(a).

            "Encumbrance" means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, levy, license, restriction on transferability, defect in title, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

            "EPI" has the meaning set forth in the preamble to this Agreement.

            "EPI Consideration" has the meaning set forth in Section 4.01(a).

            "EPIL" has the meaning set forth in the preamble to this Agreement.

            "EPIL Consideration" has the meaning set forth in Section 4.01(a).

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Escrow Agreement" has the meaning set forth in the preamble to this Agreement.

            "Escrow Amount" has the meaning set forth in the preamble to this Agreement.

            "Estimated Closing Date Inventory Value" means the Elan Parent's good faith estimate of the Closing Date Inventory Value set forth in reasonable detail in writing and delivered to the Acquirors at least three Business Days prior to the Closing Date.

            "Excluded Assets" has the meaning set forth in Section 2.02.

            "Excluded Books and Records" means all Books and Records solely to the extent related to or constituting (i) human resources and any other employee related files and records, (ii) original financial and accounting records, (iii) any items set forth on Schedule 1.01(b) of the Elan Disclosure Schedule to the extent that any applicable Law prohibits their transfer, (iv) any tax files, documents, instruments, papers, books and records, (v) the Elan Companies' rights and obligations under the Formulation Development Agreement dated as of December 19, 2001 by and among the Elan Parent, EPIL and Wyeth, as amended by Amendment No. 1 to Formulation Development Agreement dated January 13, 2003, and the Development Agreement (as such agreements may be amended or amended and restated from time to time) and (vi) original Sonata Books and Records except to the extent that delivery of originals thereof is legally required to effectuate the transfer of any Sonata Asset.

            "Excluded Liabilities" has the meaning set forth in Section 3.01(b).

            "Excluded Tax Liability" has the meaning set forth in Section 3.01(b)(ii).

            "Expiration Date" has the meaning set forth in Section 11.01.

            "FDA" means the United States Food and Drug Administration or any successor thereto.

            "FDA Act" means the U.S. Food, Drug and Cosmetic Act of 1938, as it may be superseded or amended from time to time.

            "Financial Information" has the meaning set forth in Section 6.15.

            "FSS" has the meaning set forth in Section 8.08(d)(ii).

            "Generic Skelaxin" means any pharmaceutical product containing metaxalone that obtains regulatory approval by reliance on data previously submitted to the FDA (NDA No. 13-217, including NDA Nos. 13-217/S36 and 13-217/S44) in support of a Skelaxin Product Registration.

            "Generic Sonata" means any pharmaceutical product containing zaleplon that obtains regulatory approval by reliance on data previously submitted to the FDA (NDA No. 020-859, including NDA Nos. 020-859/001 and 020-859/02 and NDA No. 20-859/S-001) in support of a product registration relating to Sonata in the Sonata Territory.

            "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, department, ministry, official or other instrumentality of the United States, Ireland or other country, or any supra-national organization, or any foreign or domestic, state, county, city or other political subdivision.

            "Government Rebates" has the meaning set forth in Section
8.08(b)(i).

            "Hired Employee" has the meaning set forth in Section 8.10(a).

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with any rules or regulations promulgated thereunder.

            "IND" means (a) an Investigational New Drug Application, as defined in the FDA Act, as amended, and the regulations promulgated thereunder, which is required to be filed with the FDA before beginning clinical testing of a product in human subjects, or any successor application or procedure, and (b) all supplements and amendments that may be filed with respect to the foregoing.

            "Indemnification Claim Notice" has the meaning set forth in Section 11.02(c).

            "Indemnified Party" has the meaning set forth in Section 11.02(c).

            "Indemnitee" and "Indemnitees" has the meaning set forth in Section 11.02(c).

            "Indigent Patient Program" means the Indigent Patient Program governed by the Patient Assistance Program Agreement between Mckesson Health Solutions Arizona Inc. and EPI dated December 31, 2001.

            "Interim Chargeback Period" has the meaning set forth in Section 8.08(d)(i).

            "Interim Rebate Period" has the meaning set forth in Section
8.08(c).

            "Inventory" means the Skelaxin Inventory and the Sonata Inventory owned as of the Closing Date by any of the Elan Companies or any of their respective Subsidiaries.

            "Irish Assignment Agreement" means one or more Assignment Agreements relating to the Irish Purchased Assets to be dated as of the Closing Date by and among the applicable Acquirors, EPIL and EPI, substantially in the form attached hereto as Exhibit D.

            "Irish Competition Act" means the Competition Act, 2002 of Ireland.

            "Irish Purchased Assets" means any Purchased Assets which are situated in Ireland as a matter of Irish Law.

            "Joint Litigation and Prosecution Agreement" means the Joint Litigation and Prosecution Agreement to be dated as of the Closing Date by and among the Elan Companies and the King Companies, substantially in the form which is attached hereto as Exhibit J.

            "JPI" has the meaning set forth in the preamble to this Agreement.

            "King Companies" has the meaning set forth in the preamble to this Agreement.

            "Know-How" means any proprietary or nonproprietary information directly related to the manufacture, preparation, development (both research and clinical), or commercialization of a product, including product specifications, processes, product designs, plans, trade secrets, ideas, concepts, inventions, formulae, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, stability, safety, quality assurance, quality control and clinical data or information, technical information, research records or information, and all other confidential or proprietary technical and business information, whether or not embodied in any documentation or other tangible materials, but in no event shall the definition of "Know-How" include information properly in the public domain as of the Closing Date.

            "Knowledge" with respect to (i) the Elan Companies, means the knowledge following reasonable investigation of the officers, directors or senior managers of the Elan Companies and their respective Subsidiaries with responsibility for, or supervision of, the relevant matters and (ii) the King Companies, means the knowledge following reasonable investigation of the officers, directors or senior managers of the King Companies and their Subsidiaries with responsibility for supervision of the relevant matters.

            "Labeling" shall be as defined in Section 201(m) of the FDA Act, 21 U.S.C. Section 321(m), including the applicable Product's label, packaging and package inserts accompanying such Product, and any other written, printed, or graphic materials accompanying such Product, including, but not limited to, patient instructions or patient indication guides.

            "Law" means any federal, state, local or foreign law, statute or ordinance, or any rule or regulation promulgated by any Governmental or Regulatory Authority or any Order.

            "Liability" means any, direct or indirect, liability, obligation, claim, deficiency, guarantee or commitment of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including any liability for Taxes.

            "Material Adverse Effect" means an effect or condition that individually or when taken together with all other effects or conditions of like nature would individually or in the aggregate have, or would be reasonably expected to have, individually or in the aggregate a material adverse effect (i) on the business, assets, results of operations or financial condition of the Businesses, taken as a whole, or (ii) on the ability of the Elan Companies to perform their obligations under this Agreement, the Related Agreements and the Wyeth/Elan Agreements or on the ability of the Elan Companies to consummate the transactions contemplated hereby and thereby.

            "Modified Release Skelaxin" has the meaning set forth in Section 8.25(a).

            "MPI" has the meaning set forth in the preamble to this Agreement.

            "NDA" means a New Drug Application for any product, as appropriate, requesting permission to place a drug on the market in accordance with the FDA Act, and all supplements or amendments filed pursuant to the requirements of the FDA, including all documents, data and other information concerning a product which are reasonably necessary for FDA approval to market a product in the United States.

            "NDC" has the meaning set forth in Section 8.08(a)(iii).

            "Net Sales" means, with respect to any Product, gross amounts actually received from sales by the Elan Companies of such Product, less any applicable discounts, allowances, credit, chargebacks, rebates, taxes, duties, freight and insurance charges and provisions for product returns related to such sales.

            "New Sonata Formulation" shall mean, to the extent owned by any of the Elan Companies or any of their respective Subsidiaries, any composition of matter, other than Sonata or a Sonata Line Extension, which is suitable for administration to a human or an animal and which contains zaleplon as an active ingredient.

            "Non-Assignable Asset" has the meaning set forth in Section 2.04(a).

            "Notice" with respect to a party means notice actually received by an officer, director or senior manager of the Elan Parent, EPIL or EPI, in the case of the Elan Companies, or of the applicable Acquiror, in the case of the King Companies, in each case with responsibility in the relevant area, or delivered in accordance with the terms of the document, Law or Order pursuant to which such notice was given.

            "Notice of Objection" has the meaning set forth in Section 4.05(b).

            "Order" means any writ, judgment, decree, injunction or similar order, including consent orders, of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

            "Ordinary Course of Business" means an action that is consistent in nature, scope and magnitude with the past practices of the Elan Companies and their respective Subsidiaries with respect to the Skelaxin Business or the Sonata Business, as the case may be.

            "Original Agreement" has the meaning set forth in the recitals to this Agreement.

            "Original Agreement Date" has the meaning set forth in the recitals to this Agreement.

            "Patent Assignment Agreement" means the Patent Assignment Agreement to be dated as of the Closing Date by and between the applicable Acquiror and EPI, substantially in the form attached hereto as Exhibit E.

            "Patent Litigations" has the meaning set forth in Section 8.16(a).

            "Patent Rights" means rights conferred or represented by a granted or issued patent in force, or such like rights related to a patent application and any divisionals, continuations, continuations-in-part, provisionals, substitutions, patents of addition, reissues, extensions, reexaminations or renewal applications related to, or claiming priority to, the foregoing (including any supplemental patent certificates) or any confirmation patent or registration patent and all patents issuing and all foreign counterparts of any of the foregoing.

            "Pension Plans" means "employee pension benefit plans" as defined in
Section 3(2) of ERISA.

            "Performance Period" has the meaning set forth on Section 8.10(h).

            "Permitted Encumbrance" means, collectively, (a) Encumbrances for Taxes or assessments which are not delinquent or are being contested in good faith by appropriate proceedings, (b) statutory, warehousemen's and carriers' liens and other similar Encumbrances arising in the Ordinary Course of Business for obligations which are not delinquent and (c) the rights, if any, of third parties appearing in product advertisements for the Products that are set forth on Schedule 1.01(c) of the Elan Disclosure Schedule.

            "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, joint venture, other business organization, trust, entity, union, association or Governmental or Regulatory Authority.

            "Personal Property Leases" has the meaning set forth in Section 2.01(d).

            "Pharma Marketing Settlement Agreement" has the meaning set forth in
Section 6.19.

            "PHS Entity" has the meaning set forth in Section 8.08(b)(iv).

            "Post-Closing Tax Period" means all taxable periods other than any Pre-Closing Tax Period.

            "Pre-Closing Tax Period" means all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date. For purposes of this definition, all real estate Taxes, personal property Taxes and similar ad valorem Taxes (but excluding, for the avoidance of doubt, any Transfer Taxes) arising out of, directly or indirectly, the Purchased Assets or the ownership or Control, lease or license of any of the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be (i) apportioned between the Elan Companies and the applicable Acquiror based on the number of days of such period included in the Pre-Closing Tax Period and the number of days of such period after the Closing Date and (ii) determined in a manner consistent with the past practice of the Elan Companies.

            "Product Improvements" means Skelaxin Product Improvements and Sonata Line Extensions.

            "Products" means Skelaxin and Sonata.

            "Purchase Price" has the meaning set forth in Section 4.01(a)(i).

            "Purchased Assets" has the meaning set forth in Section 2.01.

            "Purchased Sonata Books and Records" shall mean (a) true and complete copies of all Sonata Books and Records and (b) any original Sonata Books and Records, the delivery of which to the Acquirors is legally required to effectuate the transfer of any Sonata Asset (it being understood that the Elan Companies shall retain copies at their expense of all such original items included in the Purchased Sonata Books and Records).

            "Related Agreements" means the Development Agreement, the Trademark Assignment Agreement, the Patent Assignment Agreement, the Bill of Sale, the Irish Assignment Agreement, the Assignment of Domain Names, the Pharma Marketing Settlement Agreement, the Skelaxin Payment Agreement, the Escrow Agreement and the Joint Litigation and Prosecution Agreement.

            "Scheduled Shareholder Vote Date" has the meaning set forth in
Section 8.02(a).

            "Settlement Agreement" means the Settlement Agreement to be dated as of the date hereof by and among the Elan Companies and the King Companies.

            "Skelaxin" means that pharmaceutical product containing metaxalone currently approved by the FDA pursuant to NDA Nos. 13-217, including NDA Nos. 13-217/S36 and 13-217/S44, and marketed in the United States under the trademark SKELAXIN.(R)

            "Skelaxin Adverse Determination Event" means the determination, which need not be final or nonappealable, by a court of competent jurisdiction or applicable Governmental or Regulatory Authority in the United States (including the U.S. Patent and Trademark Office or the FDA) that all claims contained in U.S. Patent No. 6,407,128 are invalid or such patent is not enforceable or is or was improperly issued or listed in the FDA's Approved Drug Products with Therapeutic Equivalence Evaluations, including any such determination by the court in the matter of Case No. EDNY 03 CV 0006, Elan Pharmaceuticals, Inc. v. Eon Labs, Inc. and Elan Pharmaceuticals, Inc. v. Core Pharma, LLC.

            "Skelaxin Assets" has the meaning set forth in Section 2.01(a).

            "Skelaxin Books and Records" shall mean all of the Books and Records necessary for, or solely to the extent related to, the research, development and manufacture of Skelaxin or a Current Skelaxin Product Improvement or the distribution, marketing, sale, promotion, importation or use of Skelaxin or, to the extent applicable, Current Skelaxin Product Improvements in the Skelaxin Territory, but excluding the Excluded Books and Records.

            "Skelaxin Business" means the research, development, manufacture, distribution, marketing, sale, promotion, importation or use of Skelaxin and, to the extent applicable, Current Skelaxin Product Improvements in the Skelaxin Territory.

            "Skelaxin Copyrights" means, in the Skelaxin Territory, copyrights, whether registered or unregistered, and applications, if any, set forth on
Schedule 1.01(d) of the Elan Disclosure Schedule.

            "Skelaxin Formulation Agreement" has the meaning set forth in
Section 8.25(a).

            "Skelaxin Governmental Permits" means all governmental permits, licenses, registrations, certificates of occupancy, approvals and other governmental authorizations necessary for the operation of the Skelaxin Business that are held in the name of any of the Elan Companies or any of their respective Subsidiaries.

            "Skelaxin Intellectual Property" means the Skelaxin Copyrights, the Skelaxin Patent Rights, the Skelaxin Know-How and the Skelaxin Trademarks, and all rights to sue and recover Damages or obtain injunctive relief for past or future infringement, misappropriation, violation, dilution or breach of any of the foregoing.

            "Skelaxin Inventory" means all inventory of finished pharmaceutical product that is formulated, labeled or otherwise intended for use, sale or offer for sale under the Skelaxin Trademark, owned by any of the Elan Companies or any of their respective Subsidiaries as of the Closing Date together with all work-in-progress and all bulk active pharmaceutical ingredient owned by any of the Elan Companies or any of their respective Subsidiaries as of the Closing Date. For the purposes of this Agreement, "Skelaxin Inventory" shall be deemed to include samples of finished pharmaceutical product labeled under the Skelaxin Trademarks and designated for use in promoting pharmaceutical product and that are not intended to be sold, consistent with FDA requirements.

            "Skelaxin Know-How" shall mean any and all Skelaxin Manufacturing Know-How, product specifications, processes, product designs, plans, trade secrets, ideas, concepts, inventions, manufacturing, engineering and other manuals and drawings, standard operating procedures, formulae, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, stability, safety, quality assurance, quality control and clinical data or information, technical information, research records or information, and all other confidential or proprietary technical and business information, that is currently owned, leased or licensed by any of the Elan Companies or any of their respective Subsidiaries and which is exclusively related to, or is necessary and primarily related to, the Skelaxin Business as of the Closing Date. For the sake of clarity, none of the foregoing information shall be included in Skelaxin Know-How to the extent that such information is covered by any claim of any Skelaxin Patent Rights.

            "Skelaxin Manufacturing Know-How" shall mean the percentages and specifications of ingredients, the manufacturing processes, specifications, technology, inventions, assays, quality control and testing procedures, know-how and trade secrets exclusively related to, or necessary and primarily related to, the manufacture, formulation, testing and packaging of Skelaxin or any Current Skelaxin Product Improvement for sale, marketing and distribution in the Skelaxin Territory as of the Closing Date. For the sake of clarity, none of the foregoing information shall be included in Skelaxin Manufacturing Know-How to the extent that such information is covered by any claim of any Skelaxin Patent Rights.

            "Skelaxin Marketing Materials" means those items of advertising and promotional materials and literature owned by any of the Elan Companies or any of their respective Subsidiaries as of the Closing Date solely to the extent used in the advertising and promotion of Skelaxin or any Current Skelaxin Product Improvement, if any, in the Skelaxin Territory.

            "Skelaxin Maximum Returns Credit Amount" has the meaning set forth in Section 8.08(a)(iii).

            "Skelaxin Patent Rights" shall mean, to the extent owned, Controlled or licensed by any of the Elan Companies or any of their respective Subsidiaries, those Patent Rights listed on Schedule 1.01(e) of the Elan Disclosure Schedule and any other Patents Rights that are owned, Controlled or licensed by any of the Elan Companies or any of their respective Subsidiaries, the practice of which during the making, having made, use, having used, marketing, sale, having sold, offering to sell and importation of Skelaxin or any Current Skelaxin Product Improvement in the Skelaxin Territory would result in the infringement thereof.

            "Skelaxin Payment Agreement" means the Skelaxin Payment Agreement relating to sales of Skelaxin by the King Companies to be dated as of the Closing Date by and among the applicable Acquirors and EPI, substantially in the form attached hereto as Exhibit F.

            "Skelaxin Product Improvement" shall mean, to the extent owned or Controlled or licensed by any of the Elan Companies or any of their respective Subsidiaries, any: (a) line extension of Skelaxin; (b) new indication of Skelaxin; (c) composition of matter or article of manufacture consisting essentially of a chemical derivative of metaxalone; or (d) method of making, having made, using, selling, offering for sale or importing of such compositions of matter or articles of manufacture constituting any of the foregoing. For the avoidance of doubt, the term "Skelaxin Product Improvement" shall not include any (a) pharmaceutical combination containing metaxalone and another active ingredient, (b) new formulation comprising metaxalone or (c) method of making, having made, using, selling, offering for sale or importing of such compositions of matter or articles of manufacture constituting any of the foregoing.

            "Skelaxin Product Registrations" means (i) the approvals or registrations which have been received by any of the Elan Companies or any of their respective Subsidiaries as of the Original Agreement Date, or which are received by any of the Elan Companies or any of their respective Subsidiaries after the Original Agreement Date but before the Closing Date, for the investigation, sale, distribution and/or marketing of Skelaxin or a Current Skelaxin Product Improvement in the Skelaxin Territory (including any NDAs or
INDs), and (ii) all dossiers, reports, data and other written materials filed as part of such approvals or registrations, or maintained by any of the Elan Companies or any of their respective Subsidiaries and relating to such approvals or registrations.

            "Skelaxin Returns Termination Date" has the meaning set forth in
Section 8.08(a)(iii).

            "Skelaxin Territory" means the United States, its territories and possessions, the District of Columbia and the Commonwealth of Puerto Rico.

            "Skelaxin Trademarks" means the trademarks, trade names, domain names, designs and logos, whether or not registered set forth on Schedule 1.01(f) of the Elan Disclosure Schedule.

            "Sonata" means those forms of zaleplon currently sold in the United States of America under the authority of NDA No. 020-859, including NDA Nos. 020-859/001 and 020-859/02 and sNDA No. 20-859/S-001. Notwithstanding anything to the contrary in this Agreement, the term Sonata shall not include New Sonata Formulations or Sonata Line Extensions.

            "Sonata Assets" has the meaning set forth in Section 2.01(b).

            "Sonata Books and Records" shall mean all of the Books and Records necessary for, or solely to the extent related to, the development of Sonata or a Sonata Line

Extension or the distribution, marketing, sale, promotion or use of Sonata or a Sonata Line Extension in the Sonata Territory, but excluding the Excluded Books and Records.

            "Sonata Business" means the distribution, marketing, sale, promotion or use of Sonata or Sonata Line Extensions in the Sonata Territory.

            "Sonata Copyrights" means, in the Sonata Territory, copyrights, whether registered or unregistered, and applications, if any, in each case owned by the Elan Companies or any of their respective Subsidiaries and set forth on
Schedule 1.01(g) of the Elan Disclosure Schedule.

            "Sonata Inventory" means all inventory of finished Sonata owned by any of the Elan Companies or any of their respective Subsidiaries as of the Closing Date. For the purposes of this Agreement, "Sonata Inventory" shall be deemed to include samples of finished Sonata or Sonata Line Extensions, if any, designated for use in promoting Sonata and that are not intended to be sold, consistent with FDA requirements.

            "Sonata Line Extension" means any new indication, new dosage strength of a solid capsule, or Labeling or packaging change for Sonata.

            "Sonata Marketing Materials" means those items of advertising and promotional materials and literature owned by any of the Elan Companies or any of their respective Subsidiaries as of the Closing Date solely to the extent used in the advertising and promotion of Sonata or Sonata Line Extensions, if any, in the Sonata Territory.

            "Sonata Maximum Returns Credit Amount" has the meaning set forth in
Section 8.08(a)(iii).

            "Sonata Returns Termination Date" has the meaning set forth in
Section 8.08(a)(iii).

            "Sonata Territory" means the United States, its territories and possessions, the District of Columbia and the Commonwealth of Puerto Rico.

            "Specified Facts" has the meaning set forth in Section 12.05.

            "Stub Period Bonus" has the meaning set forth in Section 8.10(h).

            "Subsidiary" of a Person means any entity Controlled by that Person.

            "Superior Proposal" has the meaning set forth in Section 12.03.

            "Tangible Personal Property" has the meaning set forth in Section 2.01(c).

            "Taxes" means all of the following: (i) any net income, withholding, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, capital tax, customs duty or other tax, governmental fee or other like assessment, together with any interest, penalty or additional amount due, imposed by any governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax (domestic or foreign); (ii) any Liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of any affiliated, consolidated, combined, unitary or other group for any taxable period; and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person.

            "Tax Benefit" shall mean the Tax savings, net of any Tax increases, actually realized by the Indemnified Party as a result of any deduction, loss, credit or other Tax reduction allowable to the Indemnified Party as a result of the Damages giving rise to the indemnification claim, calculated on an incremental basis (i.e., by comparing the Indemnified Party's total Tax liabilities with and without the benefit of such deduction, loss, credit or other Tax reduction item). The Indemnified Party shall provide the indemnifying party with a good faith computation of the Tax Benefit in reasonable detail; provided, however, that nothing in this sentence shall give the indemnifying party the right to review the Tax returns of the Indemnified Party or its Affiliates. The parties agree to consult with each other in good faith to resolve any dispute concerning the amount or timing of any Tax Benefit.

            "Termination Date" has the meaning set forth in Section 12.01(b).

            "Termination Fee" has the meaning set forth in Section 12.03.

            "Third Party Claim" has the meaning set forth in Section 11.02(d).

            "Trademark Assignment Agreement" means the Trademark Assignment Agreement to be dated as of the Closing Date by and between the applicable Acquiror and EPI, substantially in the form attached hereto as Exhibit G.

            "Transfer Taxes" has the meaning set forth in Section 4.03(a).

            "WAC" has the meaning set forth in Section 8.08(f).

            "WARN Act" means the Workers Adjustment and Retraining Notification Act of 1988.

            "Welfare Plans" means "employee welfare benefit plans" as defined in
Section 3(1) of ERISA.

            "Wyeth" means Wyeth (formerly known as American Home Products Corporation), acting through its Wyeth Pharmaceuticals Division.

            "Wyeth Purchase Price" means the "Purchase Price" as defined in the Wyeth/King Asset Transfer Agreement.

            "Wyeth/Elan Agreements" means (i) the Wyeth/Elan Master Agreement,
(ii) the Wyeth/Elan Supply Agreement, (iii) the Wyeth/Elan Development Agreement, (iv) the Distribution and Co-Promotion Agreement and (v) the Bulk Supply Agreement dated as of January 13, 2003 by and between Wyeth and EPIL.

            "Wyeth/Elan Development Agreement" means the Amended and Restated Formulation Development Agreement dated as of January 13, 2003 by and among Wyeth, the Elan Parent and EPIL, as amended by Amendment No. 1 to Amended and Restated Formulation Development Agreement dated as of January 29, 2003.

            "Wyeth/Elan Master Agreement" means the Agreement dated as of January 13, 2003 by and among Wyeth, Wyeth Pharmaceuticals Company, Inc., the Elan Parent and EPIL, as amended by Amendment No. 1 to Master Agreement dated as of January 29, 2003.

            "Wyeth/Elan Supply Agreement" means the Amended and Restated Supply Agreement dated as of January 13, 2003 by and between Wyeth Pharmaceutical Company, Inc. and EPIL.

            "Wyeth/King Agreements" means (i) the Wyeth/King Asset Transfer Agreement, (ii) the Detailing Agreement to be dated as of the Closing Date by and between Wyeth and the applicable Acquiror, substantially in the form which is attached hereto as Exhibit H, and (iii) the Escrow Agreement to be dated as of the Closing Date by and among Wyeth Pharmaceuticals Company, Inc., the applicable Acquiror and JPMorgan Chase Bank, substantially in the form which is attached as Exhibit 3.01(c) to the Wyeth/Elan Supply Agreement.

            "Wyeth/King Asset Transfer Agreement" means the Asset Transfer Agreement to be dated as of the Closing Date by and between Wyeth and the applicable Acquiror, substantially in the form which is attached hereto as
Exhibit I.

            SECTION 1.02. Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or"; and (f) the term "including" means "including without limitation." Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

            SECTION 2.01. Purchase and Sale of Assets at the Closing. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each of the Elan Companies shall sell, convey, assign, transfer and deliver to the Acquirors, and the Acquirors shall purchase and acquire from each of the Elan Companies, all of such Elan Company's right, title and interest in and to the Skelaxin Assets, the Sonata Assets, the Tangible Personal Property and the Personal Property Leases free and clear of all Encumbrances, other than Permitted Encumbrances (collectively, the "Purchased Assets"), in the manner set forth in Section 2.01(e).

            (a)   The following assets shall constitute the "Skelaxin Assets":

            (i) all rights of the Elan Companies under the Contracts set forth on Schedule 2.01(a)(i) of the Elan Disclosure Schedule (the "Assumed Skelaxin Contracts");

            (ii)  all Skelaxin Marketing Materials;

            (iii) all Skelaxin Books and Records;

            (iv)  all Skelaxin Inventory;

            (v)   all Skelaxin Patent Rights;

            (vi)  all Skelaxin Product Registrations;

            (vii) all Skelaxin Copyrights;

            (viii) all Skelaxin Trademarks;

            (ix) all Skelaxin Governmental Permits, to the extent legally transferable;

            (x)   all Skelaxin Know-How; and

            (xi) any other assets set forth on Schedule 2.01(a)(xi) of the Elan Disclosure Schedule.

            (b)   The following assets shall constitute the "Sonata Assets":

            (i) the rights of the Elan Companies under the Contracts set forth on Schedule 2.01(b)(i) of the Elan Disclosure Schedule (the "Assumed Sonata Contracts");

            (ii)  all Sonata Marketing Materials;

            (iii) all Purchased Sonata Books and Records;

            (iv)  all Sonata Inventory;

            (v)   all Sonata Copyrights; and

            (vi) any other assets set forth on Schedule 2.01(b)(vi) of the Elan Disclosure Schedule.

            (c) The following assets shall constitute the "Tangible Personal Property": all computers, printers, facsimile machines, projectors, exhibit and display booths, controlled substance lockers and other similar tangible personal property owned by any of the Elan Companies and used exclusively in the sales field as of the Closing Date by the Hired Employees, but not including software, data or other information stored in any such computers.

            (d) The following assets shall constitute the "Personal Property Leases": the leases set forth on Schedule 2.01(d) of the Elan Disclosure Schedule.

            (e) Pursuant to this Section 2.01, (i) MPI shall purchase and acquire from the applicable Elan Companies the following: all Skelaxin Marketing Materials; all Skelaxin Books and Records; all Skelaxin Inventory; all Skelaxin Governmental Permits, to the extent legally transferable; all Sonata Marketing Materials; all Purchased Sonata Books and Records; all Sonata Inventory; any asset set forth on Schedule 2.01(b)(vi) of the Elan Disclosure Schedule; all Tangible Personal Property; and all Personal Property Leases, and (ii) JPI shall purchase and acquire from the applicable Elan Companies the following: all rights of the Elan Companies under the Assumed Skelaxin Contracts and the Assumed Sonata Contracts; any asset set forth on Schedule 2.01(a)(xi) of the Elan Disclosure Schedule; all Skelaxin Patent Rights; all Skelaxin Product Registrations; all Skelaxin Copyrights; all Skelaxin Trademarks; all Skelaxin Know-How; and all Sonata Copyrights.

            (f) Notwithstanding anything to the contrary in this Agreement, EPIL and EPI shall sell, convey, assign, transfer and deliver to the Acquirors, and the Acquirors shall purchase and acquire from each of the Elan Companies, all of EPIL's and EPI's right, title and interest in and to the Irish Purchased Assets solely pursuant to the Irish Assignment Agreement.

            SECTION 2.02. Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, the Elan Companies shall retain all of their right, title and interest in and to the following assets (the "Excluded Assets"):

            (a) all cash and cash equivalents of the Elan Companies or any of their respective Subsidiaries;

            (b) all Accounts Receivable of the Elan Companies or any of their respective Subsidiaries;

            (c)   the Corporate Names, except as expressly provided in Section
      8.06;

            (d) all human resources and any other employee related files and records;

            (e) any refund or credit of Taxes attributable to any Pre-Closing Tax Period;

            (f) all Books and Records (including the Excluded Books and Records) other than the Skelaxin Books and Records and the Purchased Sonata Books and Records;

            (g) all tangible personal property owned by any of the Elan Companies and used outside of, or not exclusively in the field as of the Closing Date by the Hired Employees;

            (h) except as otherwise expressly provided in Section 8.10, any assets relating to any Employee Benefit Plan; and

            (i) all tangible and intellectual property rights and assets relating generically to Elan's drug delivery technology.

            SECTION 2.03. Retention of Assets. Notwithstanding anything to the contrary contained in this Agreement, the Elan Companies may retain, at their expense, archival copies of all Assumed Contracts, Skelaxin Books and Records, Purchased Sonata Books and Records, Skelaxin Marketing Materials, Sonata Marketing Materials and other documents or materials conveyed hereunder; provided, however, that the Elan Companies shall maintain such items in accordance with the provisions of Section 8.05.

            SECTION 2.04. Assignability and Consents. (a) Notwithstanding anything to the contrary contained in this Agreement, if the sale, conveyance, assignment, transfer or delivery or attempted sale, conveyance, assignment, transfer or delivery to the Acquirors of any Purchased Asset is (i) prohibited by any applicable Law or (ii) would require any authorizations, approvals, consents or waivers from a third Person and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing Date (each, a "Non-Assignable Asset"), in either case, the Closing shall proceed, but the Closing shall not constitute the sale, conveyance, assignment, transfer or delivery of such Non-Assignable Asset, and this Agreement shall not constitute a sale, conveyance, assignment, transfer or delivery of such Non-Assignable Asset unless and until such authorization, approval, consent or waiver is obtained; provided, however, that if any one or more of the Purchased Assets set forth on
Schedule 2.04(a) of the Elan Disclosure Schedule shall constitute Non-Assignable Assets, the Acquirors shall have the right not to consummate the Closing. After the Closing, the Elan Companies shall continue to use commercially reasonable efforts to obtain any Elan Third

Party Consent, and the Acquirors shall cooperate with the Elan Companies in any commercially reasonable arrangement and at the Elan Companies' expense to provide that the Acquirors shall receive the interest of the Elan Companies in the benefits, including economic benefits, under such Non-Assignable Asset until such time as such Elan Third Party Consent shall have been obtained, and the Elan Companies shall cooperate with the Acquirors in any such commercially reasonable arrangement, including performance by the Elan Companies as agent if commercially reasonable to the Elan Companies, and, in such case, the Acquirors shall be liable to the Elan Companies in a fashion equivalent to what the Acquirors' Liabilities would be under the Non-Assignable Asset if it were assigned; provided, however, that the Acquirors shall only be so liable to the Elan Companies to the extent that the Acquirors correspondingly receive such benefits, including economic benefits, under such commercially reasonable arrangements.

            (b) The Elan Companies shall pay and discharge, and shall indemnify and hold harmless the Acquirors from and against, any and all reasonable out-of-pocket costs of cooperation with the Elan Companies seeking to obtain or obtaining the Elan Third Party Consents whether before or after the Closing Date. Once authorization, approval or waiver of or consent for the sale, conveyance, assignment, transfer or delivery of any such Non-Assignable Asset not sold, conveyed, assigned, transferred or delivered at the Closing is obtained, the Elan Companies shall convey, assign, transfer and deliver such Non-Assignable Asset to the Acquirors at no additional cost to the Acquirors. Notwithstanding anything to the contrary contained in this Agreement, the Acquirors shall not assume any Liabilities under a Non-Assignable Asset until they have been assigned to the Acquirors; provided, however, that the Acquirors shall be liable to the Elan Companies for performing their obligations under the commercially reasonable arrangements described in Section 2.04(a); and provided further, however, that the Acquirors shall only be so liable to the Elan Companies to the extent that the Acquirors correspondingly receive such benefits, including economic benefits, under such commercially reasonable arrangements.

                                  ARTICLE III

                            ASSUMPTION OF LIABILITIES

            SECTION 3.01. Assumption of Liabilities. (a) Upon the terms and subject to the conditions set forth in this Agreement, as of the Closing Date, the Acquirors jointly and severally agree to assume, satisfy, perform, pay and discharge each of the following Liabilities (the "Assumed Liabilities"):

            (i) all Liabilities of any of the Elan Companies or any of their respective Subsidiaries arising out of any product liability, patent infringement, breach of warranty or similar claim for injury to person or property asserted on or after the Closing Date but only to the extent resulting from the use or misuse of Products sold on or after the Closing Date by or on behalf of the Acquirors (including all proceedings relating to any such Liabilities);

            (ii) all Liabilities of any of the Elan Companies or any of their respective Subsidiaries under the Assumed Contracts, but only to the extent such Liabilities arise from any event, circumstance or condition occurring in a period (or portion thereof) on or after the Closing Date;

            (iii) all Liabilities of any of the Elan Companies or any of their respective Subsidiaries arising out of government seizures, field corrections, withdrawals or recalls of Products sold on or after the Closing Date by or on behalf of the Acquirors, which are claimed on or after the Closing Date;

            (iv) all Liabilities for Taxes arising out of, directly or indirectly, the Purchased Assets or the ownership, Control, lease or license of any of the Purchased Assets for any Post-Closing Tax Period, other than the Excluded Tax Liabilities;

            (v) all Liabilities of any of the Elan Companies or any of their respective Subsidiaries arising out of user or other similar fees payable to the FDA or other Governmental or Regulatory Authority but only to the extent that such fees are due and payable on account of the operation of the Businesses on or after the Closing Date (and to the extent that any of the Elan Companies or any of their respective Subsidiaries have paid any such fee prior to the Closing Date, the Acquirors shall promptly reimburse the appropriate Elan Company or Subsidiary for such payment, subject to the provisions of Section 11.02(b)); and

            (vi) all other Liabilities of any of the Elan Companies or any of their respective Subsidiaries arising out of, directly or indirectly, the Purchased Assets or the ownership, Control, lease or license of any of the Purchased Assets, but only to the extent such Liabilities arise from the Acquirors' operation of the Businesses on or after the Closing Date.

            (b) Notwithstanding anything contained in this Agreement to the contrary or any disclosure to the Acquirors, from and after the Closing Date, the Acquirors shall not assume any, and the Elan Companies shall retain and pay, perform and discharge when due, all of the following Liabilities ("Excluded Liabilities"):

            (i) all accounts payable and other Liabilities of the Elan Companies and their respective Subsidiaries for materials and services with respect to the manufacture of the Products or any Current Skelaxin Improvement or Sonata Line Extension incurred prior to the Closing Date;

            (ii) any income Tax payable by the Elan Companies or any member of any affiliated group of which the Elan Companies are, or have been, a member, or any Tax arising out of, directly or indirectly, the Purchased Assets or the ownership, Control, lease or license of any of the Purchased Assets for any Pre-Closing Tax Period, other than any transfer Tax for which the Acquirors are responsible pursuant to Section 4.03 ("Excluded Tax Liability");

            (iii) all Liabilities of the Elan Companies and their respective Subsidiaries arising out of any product liability, patent infringement, breach of warranty or similar claim for injury to person or property whenever asserted which resulted from the use or misuse of Products sold prior to the Closing Date (including all proceedings relating to any such Liabilities);

            (iv) all Liabilities of the Elan Companies and their respective Subsidiaries arising out of government seizures, field corrections, withdrawals or recalls of Products sold prior to the Closing Date, which are claimed prior to, on or after the Closing Date;

            (v) except as otherwise expressly provided in Section 8.16, all Liabilities of the Elan Companies and their respective Subsidiaries with respect to any litigation or other claims to the extent arising from any event, circumstance or condition occurring or alleged to have occurred prior to the Closing Date;

            (vi) all Liabilities of the Elan Companies and their respective Subsidiaries arising out of user or other similar fees payable to the FDA or other Governmental or Regulatory Authority to the extent that such fees are payable on account of the operation of the Businesses prior to the Closing Date;

            (vii) any Liability of the Elan Companies or any of their respective Affiliates arising out of any Excluded Asset or arising out of the operation or conduct by the Elan Companies or their Affiliates of any business other than the Businesses;

            (viii) except as otherwise expressly provided in Section 2.04, any Liabilities arising from or pursuant to any Contracts as to which an Elan Third Party Consent is not obtained by the Closing Date regardless of whether the Acquirors waive delivery of such Elan Third Party Consent;

            (ix) except as otherwise expressly provided in Section 8.10, any Liability with respect to the employees or independent contractors of the Elan Companies or their Affiliates, including any Liability with respect to the Employee Benefit Plans and any Liability with respect to the employment of Employees by the Elan Companies or any of their Affiliates;

            (x) except as otherwise expressly provided in Section 8.10, any Liabilities for severance or other obligations arising out of the cessation of employment at or prior to the Closing of Employees or any other former employees of the Elan Companies or their Affiliates by the Elan Companies or their Affiliates;

            (xi) any Liability of the Elan Companies to any of their respective Affiliates;

            (xii) except as otherwise expressly provided in Section 8.16, all Liabilities of the Elan Companies and their respective Subsidiaries arising out of any Elan Companies Proceeding; and

            (xiii) any other Liability of any of the Elan Companies or any of their respective Subsidiaries that is not specifically listed as an Assumed Liability under Section 3.01(a).

                                   ARTICLE IV

                           PURCHASE PRICE AND PAYMENT

            SECTION 4.01. Purchase Price. (a) As consideration for the Purchased Assets, at the Closing, the Acquirors shall:

            (i) deliver or cause to be delivered to (A) EPIL, (x) the sum of $95,000 in respect of the Sonata Assets (other than the Irish Purchased Assets) owned by EPIL, (y) the sum of $301,975,000 in consideration for EPIL terminating the Distribution and Co-Promotion Agreement, whereby EPIL will forego its exclusive right to research, develop, distribute, market, sell and promote Sonata in the Sonata Territory and the right to use certain of Wyeth's trademarks, patents and certain other intellectual property relating to Sonata in connection therewith, and its option to purchase from Wyeth the rights in and to Sonata in the Sonata Territory and (z) the sum of $2,500 in respect of the Irish Purchased Assets owned by EPIL (collectively, the "EPIL Consideration") and (B) EPI, (x) subject to clause (i)(B)(z) below, the sum of $200,000,000 in respect of the Skelaxin Assets and the Sonata Assets owned by EPI, (y) the sum of $2,500 in respect of the Irish Purchased Assets owned by EPI and (z) if positive, the Estimated Closing Date Inventory Value minus $40,000,000 (to the extent that the amount in this clause (z) is negative, it will reduce the amount to be delivered under clause (i)(B)(x) above by a corresponding amount) (collectively, the "EPI Consideration" and, together with the EPIL Consideration, the "Purchase Price"), in each case payable on the Closing Date by electronic funds transfer of immediately available funds to the accounts of such entities; and

            (ii)  assume the Assumed Liabilities.

            (b) The aggregate Purchase Price payable on the Closing Date shall be adjusted as follows:

            (i) the Purchase Price shall be decreased by an amount equal to the increase over $55,000,000 in the Wyeth Purchase Price to be paid by the Acquirors pursuant to Section 1.01 of the Wyeth/King Asset Transfer Agreement as a result of the Closing occurring on or after April 1, 2003; and

            (ii) (x) the Purchase Price shall be increased by an amount equal to the aggregate amount of the reduction in the aggregate Capacity Commitment Fees (as defined in the Wyeth/Elan Supply Agreement) required to be paid pursuant to the Wyeth/Elan Supply Agreement because the Closing has occurred on or after April 1, 2003 pursuant to Section 3.01(a) of the Wyeth/Elan Supply Agreement and (y) the Purchase Price shall be increased by an amount equal to the aggregate amount of the reduction in the aggregate Supply Incentive Fees (as defined in the Wyeth/Elan Supply Agreement) required to be paid pursuant to Section 3.01(b) of the Wyeth/Elan Supply Agreement.

            (c) The aggregate Purchase Price payable on the Closing Date shall be funded through (i) release of the Escrow Amount and (ii) to the extent such aggregate Purchase Price exceeds the Escrow Amount, by wire transfer of immediately available funds to the accounts specified in writing by the Elan Companies and, in each case, in accordance with clause (a)(i) set forth above in this Section 4.01.

            SECTION 4.02. Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code, and the Acquirors and the Elan Companies agree (a) to report the sale and purchase of the Purchased Assets for Tax purposes in accordance with such allocations and (b) not to take any position inconsistent with such allocations on any of their respective tax returns. The Elan Companies shall initially determine and send written Notice to the Acquirors of the allocation of the Purchase Price within 30 days after the Closing Date. The Acquirors will be deemed to have accepted such allocation unless it provides written Notice of disagreement to the Elan Companies within 10 days after the receipt of the Elan Companies' Notice of allocation. If the Acquirors provide such Notice of disagreement to the Elan Companies, the parties shall proceed in good faith to determine the allocation in dispute. If, within 10 days after the Elan Companies receive the Acquirors' Notice of disagreement, the parties have not reached agreement, the Accountants shall be engaged to determine the final allocation in dispute. The Elan Companies and the Acquirors shall share equally the fees of such Accountants. Notwithstanding anything to the contrary elsewhere in this
Section 4.02, in no event shall any portion of the EPIL Consideration be allocated to EPI (or to the assets owned by EPI) or any portion of the EPI Consideration be allocated to EPIL (or to the assets owned by EPIL).

            SECTION 4.03. Sales, Use and Other Taxes. (a) All transfer, documentary, sales, use, valued-added, gross receipts, stamp, registration or other similar transfer taxes (collectively, "Transfer Taxes") incurred in connection with the transfer and sale of the Purchased Assets as contemplated by the terms of this Agreement, including all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed, payable, collectible or incurred shall be borne by the Acquirors. The Acquirors shall execute and deliver to the Elan Companies at Closing any resale exemption certificate or other document required to secure an exemption from any applicable Transfer Taxes. The parties hereto agree to reasonably cooperate with each other to claim any applicable exemption from, or reduction of, any applicable Transfer Taxes.

            (b) The Purchase Price shall be exclusive of any value added tax which, if charged, shall be payable by the Acquirors.

            SECTION 4.04. Tax Withholding. All payments under this Agreement will be made without any deduction or withholding for or on account of any Taxes. The parties hereto agree to reasonably cooperate with each other, including by completing or filing documents required under the provisions of any applicable income tax treaty or applicable Law, to claim any applicable exemption from, or reduction of, any such applicable Taxes.

            SECTION 4.05. Closing Date Inventory Value Adjustments. (a) As promptly as practicable, but in any event not later than 30 days after the Closing Date, the Elan Companies shall prepare and deliver to the Acquirors a statement calculating the Closing Date Inventory Value (the "Closing Date Inventory Value Statement").

            (b) During the 30 day period immediately following the Acquirors' receipt of the Closing Date Inventory Value Statement, the Acquirors shall be permitted to review the Elan Companies' Books and Records to the extent reasonably necessary for the Acquirors to evaluate the Closing Date Inventory Value Statement. The Closing Date Inventory Value Statement shall become final and binding upon the Acquirors and the Elan Companies at the end of such 30 day period, unless the Acquirors object to the Closing Date Inventory Value Statement, in which case they shall send written notice (the "Notice of Objection") to the Elan Companies within such period, setting forth in specific detail the basis for their objection and their proposal for any adjustments to the Closing Date Inventory Value Statement. If a timely Notice of Objection is received by the Elan Companies, then the Closing Date Inventory Value Statement shall become final and binding (except as provided below with respect to resolution of disputes) on the Elan Companies and the Acquirors on the first to occur of (x) the date the Elan Companies and the Acquirors resolve in writing any differences they have with respect to the matters specified in the Notice of Objection and (y) the date all matters in dispute are finally resolved in writing by the Accountants, in each case as provided below. The Elan Companies and the Acquirors shall seek in good faith to reach agreement as to any such proposed adjustment or that no such adjustment is necessary within 10 days following receipt of the Notice of Objection. If agreement is reached in writing within such 10 day period as to all proposed adjustments, or that no adjustments are necessary, the Elan Companies and the Acquirors shall revise the Closing Date Inventory Value Statement accordingly. If the Elan Companies and the Acquirors are unable to reach agreement within 10 days following receipt of the Notice of Objection, then the Accountants shall be engaged at that time to review the Closing Date Inventory Value Statement, and shall make a determination as to the resolution of any adjustments. The determination of the Accountants shall be delivered as soon as practicable following engagement of the Accountants, but in no event more than 30 days thereafter, and shall be final, conclusive and binding upon the Elan Companies and the Acquirors and the parties shall revise the Closing Date Inventory Value Statement accordingly. The parties agree that judgment may be entered on such determination in any court having jurisdiction. The Elan Companies, on the one hand, and the Acquirors, on the other hand, shall each pay one-half of the cost of the Accountants. Within 10 days after the date on which the Closing Date Inventory Value Statement becomes final and binding on the Elan Companies and the Acquirors, the Acquirors shall pay the Closing Date Inventory Value Adjustment to the Elan Companies, if positive, and the Elan Companies shall pay the Closing Date Inventory Value Adjustment to the Acquirors, if negative.

            SECTION 4.06. Skelaxin Purchase Price Adjustment. If a Skelaxin Adverse Determination Event shall not have occurred on or prior to December 31, 2003, on January 2, 2004, the Acquirors shall pay or cause to be paid to EPI, by electronic funds transfer of immediately available funds to the account of EPI, the additional sum of $25,000,000 in respect of the Skelaxin Assets. Any payment pursuant to this Section 4.06 shall be deemed to be part of the Purchase Price. The Acquirors shall not sell, assign, transfer or otherwise dispose of all or substantially all of the Skelaxin Intellectual Property in any transaction or series of related transactions to any Person unless, as a condition thereto, such Person assumes in writing (in form and substance reasonably satisfactory to the Elan Companies) all of the King Companies' obligations under this Section
4.06 (it being understood that nothing in this sentence shall prohibit any security interest on the Skelaxin Intellectual Property; provided, however, that upon the foreclosure of any such security interest, the assignee shall take such Skelaxin Intellectual Property subject to the King Companies' obligations under this Agreement). In addition, (x) not less than ten (10) Business Days prior to any sale, assignment, transfer or other disposition of any portion of the Skelaxin Intellectual Property and (y) not less than five (5) Business Days prior to the grant of any Encumbrance on any portion of the Skelaxin Intellectual Property, in each case, the King Companies shall notify the Elan Companies thereof in writing and promptly provide the Elan Companies with any information relating thereto as the Elan Companies shall reasonably request.

                                    ARTICLE V

                                     CLOSING

            SECTION 5.01. Time and Place. Unless this Agreement is earlier terminated pursuant to Article XII, the closing of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the "Closing"), shall take place on June 19, 2003 or, if the conditions set forth in Articles IX and X have not been satisfied or waived on such date (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), as promptly as practicable, but in no event later than two (2) Business Days thereafter, in each case at 10:00 a.m., New York City time, at the offices of Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005, unless another time or place shall be agreed to by the parties (the "Closing Date").

            SECTION 5.02. Deliveries at Closing.

            (a) Closing Deliveries by the Elan Companies. At the Closing, the Elan Companies shall deliver or cause to be delivered to the Acquirors:

            (i) an original of each of the Related Agreements (other than the Pharma Marketing Settlement Agreement) and the Wyeth/Elan Agreements (other than the Distribution and Co-Promotion Agreement and the Bulk Supply Agreement), executed by the Elan Companies party thereto, and copies of all documents required to be delivered by the Elan Companies pursuant to the Related Agreements and by Wyeth or its Affiliates pursuant to the Wyeth/Elan Agreements (other than the Distribution and Co-Promotion Agreement and the Bulk Supply Agreement);

            (ii) a copy of each of the Wyeth/King Agreements, each executed by Wyeth or its Affiliates party thereto, and copies of all documents required to be delivered by Wyeth or such Affiliates pursuant to the Wyeth/King Agreements;

            (iii) an unredacted, fully executed copy of each of the Assumed Contracts;

            (iv)  the Skelaxin Product Registrations;

            (v) assignment and assumption agreements and/or subcontracts or other instruments of transfer, as applicable, in form and substance reasonably acceptable to the Elan Companies and JPI, assigning to JPI all rights of the Elan Companies in and to the Assumed Contracts;

            (vi) copies of all Elan Governmental Consents set forth on Schedule 6.03(a) of the Elan Disclosure Schedule (to the extent available in writing, and to the extent not available in writing, a schedule setting forth in reasonable detail such Elan Governmental Consents shall be provided by the Elan Companies) and all Elan Third Party Consents set forth on Schedule 6.03(b) of the Elan Disclosure Schedule (to the extent received);

            (vii) executed releases of any Encumbrances that are identified on
      Schedule 5.02(a)(vii) of the Elan Disclosure Schedule; and

            (viii) an original of the Joint Litigation and Prosecution Agreement, executed by each of the Elan Companies, and all documents required to be delivered by the Elan Companies in connection therewith.

            (b) Closing Deliveries by the Acquirors. At the Closing, the Acquirors will deliver or cause to be delivered to the Elan Companies:

            (i) the Purchase Price in immediately available funds by wire transfer to an account or accounts that shall have been designated by the Elan Companies not less than two Business Days prior to the Closing Date;

            (ii) an original of each of the Related Agreements (other than the Pharma Marketing Settlement Agreement), executed by the applicable Acquirors, and copies of all documents required to be delivered by the applicable Acquirors pursuant to the Related Agreements;

            (iii) an original of each of the Wyeth/King Agreements, executed by the applicable Acquirors, and copies of all documents required to be delivered by the applicable Acquirors pursuant to the Wyeth/King Agreements;

            (iv) such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to the Elan Companies and the Acquirors, as may be necessary to effect the Acquirors' assumption of the Assumed Liabilities;

            (v)   copies of all Acquiror Governmental Consents set forth on
      Schedule 7.03 of the Acquiror Disclosure Schedule (to the extent available in writing, and to the extent not available in writing, a schedule setting forth in reasonable detail such Acquiror Governmental Consents shall be provided by the Acquirors); and

            (vi) an original of the Joint Litigation and Prosecution Agreement, executed by each of the King Companies, and all documents required to be delivered by the King Companies in connection therewith.

                                   ARTICLE VI

              REPRESENTATIONS AND WARRANTIES OF THE ELAN COMPANIES

            Each Elan Company represents and warrants, jointly and severally, to the Acquirors as of (i) the date hereof with respect to the representations and warranties set forth in Sections 6.01 through 6.04, 6.11, 6.20 and 6.21 (ii) the Original Agreement Date with respect to the representations and warranties set forth in Sections 6.05 through 6.10 and 6.12 through 6.21 and (iii) the Closing Date with respect to all representations and warranties contained in Article VI, except as to certain representations and warranties which expressly speak as of a date certain, which shall speak as of such date, subject to such exceptions as are disclosed in the disclosure schedule supplied by the Elan Companies to the Acquirors and dated as of the Original Agreement Date (the "Elan Disclosure Schedule"), as follows:

            SECTION 6.01. Organization, Etc. Each Elan Company is duly organized, validly existing and, where applicable, in good standing under the laws of such Elan Company's jurisdiction of organization and has all requisite power and authority to own its assets and carry on the Businesses as currently conducted by it. Each Elan Company is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required, except for any jurisdiction where failure to so qualify would not have a Material Adverse Effect. The certificate of incorporation, bylaws or other similar governing instruments and organizational documents (the "Charter Documents") of the Elan Companies that have been delivered to the Acquirors on or prior to the date hereof are effective under applicable Laws and are current, correct and complete.

            SECTION 6.02. Authority of the Elan Companies. Each Elan Company has all necessary corporate power and authority and has taken all actions necessary to enter into this Agreement, the Related Agreements and the Wyeth/Elan Agreements to which it is or will be a party and to execute and deliver this Agreement, the Related Agreements and the Wyeth/Elan Agreements to which it is or will be a party and, assuming the receipt of consent of the Elan Parent's shareholders, to carry out the transactions contemplated hereby and by the Related Agreements and the Wyeth/Elan Agreements to which it is or will be a party. The governing body of each Elan Company has taken all action required by Law and the Charter Documents of each Elan Company and otherwise to be taken by them to authorize (a) the execution and delivery of this Agreement, the Related Agreements and the Wyeth/Elan Agreements to which each Elan Company is or will be a party and (b) the consummation of the transactions contemplated hereby and by the Related Agreements and the Wyeth/Elan Agreements to which each Elan Company is or will be a party. The governing body of (i) each of the Elan Parent and EPIL consider the terms of this Agreement, the Related Agreements and the Wyeth/Elan Agreements and the transactions contemplated hereby and thereby to be in the best interests of each of the Elan Parent and EPIL and their respective shareholders as a whole and that the value of the Purchased Assets justifies the consideration receivable pursuant to this Agreement and (ii) the Elan Parent, by resolution duly adopted, has recommended that the shareholders of the Elan Parent vote in favor of the transactions contemplated under this Agreement, the Related Agreements and the Wyeth/Elan Agreements. The governing body of EPI, by resolution duly adopted, has declared the sale of the Purchased Assets to the Acquirors to be expedient and for the best interests of EPI and deems it advisable and in the best interests of its shareholders to consummate, and has approved, this Agreement, the Related Agreements and the Wyeth/Elan Agreements and the transactions contemplated hereby and thereby on the terms and conditions set forth in this Agreement, the Related Agreements and the Wyeth/Elan Agreements. This Agreement has been duly and validly executed and delivered by each Elan Company and, when executed and delivered by the King Companies, will constitute a legal, valid and binding obligation of each Elan Company enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting generally the enforcement of creditors' rights and (ii) the availability of equitable remedies (whether in a proceeding in equity or at law). When executed and delivered by the applicable Elan Company and each applicable Affiliate, Wyeth (as applicable) and each applicable Affiliate and by the applicable King Company, each Related Agreement and each Wyeth/Elan Agreement will constitute a legal, valid and binding obligation of the applicable Elan Company and each applicable Affiliate enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting generally the enforcement of creditors' rights and (ii) the availability of equitable remedies (whether in a proceeding in equity or at law).

            SECTION 6.03. Consents and Approvals. (a) Schedule 6.03(a) of the Elan Disclosure Schedule sets forth a complete and accurate list (the "Elan Governmental Consents") of all consents, waivers, approvals, Orders, permits or authorizations of, or registrations, declarations, payments or filings with, any Governmental or Regulatory Authority that are required by or with respect to the Elan Companies in connection with the execution and delivery of this Agreement, the Related Agreements and the Wyeth/Elan Agreements by the Elan Companies or the performance of their respective obligations hereunder and thereunder, except for those consents, waivers, approvals, Orders, permits, authorizations, registrations, declarations, payments or filings which a failure to obtain or make would not have a Material Adverse Effect.

            (b) Schedule 6.03(b) of the Elan Disclosure Schedule sets forth a complete and accurate list (the "Elan Third Party Consents") of all consents, waivers, approvals, or authorizations of, or notices to, any third party (other than a Governmental or Regulatory Authority) that are required by or with respect to the Elan Companies in connection with the execution and delivery of this Agreement, the Related Agreements and the Wyeth/Elan Agreements by the Elan Companies or the performance of their respective obligations hereunder and thereunder, except for those consents, waivers, approvals, authorizations or notices which a failure to obtain or make would not have a Material Adverse Effect.

            SECTION 6.04. Non-Contravention. The execution and delivery by the Elan Companies of this Agreement, the Related Agreements and the Wyeth/Elan Agreements to which they are or will be a party does not, and the performance by them of their respective obligations under this Agreement, the Related Agreements and the Wyeth/Elan Agreements to which they are or will be a party and the consummation of the transactions contemplated hereby and thereby will not:

            (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of any Elan Company;

            (b) assuming the receipt of the Elan Governmental Consents, conflict with or result in a violation or breach of any term or provision of any Law applicable to any Elan Company, the Businesses or the Purchased Assets; or

            (c) conflict with or result in a Default under any Contract to which any Elan Company is a party or by which Elan Company or any of their assets is bound,

except, in the case of clauses (b) and (c), for such conflicts, breaches or Defaults as would not have a Material Adverse Effect.

            SECTION 6.05. Contracts. Schedule 6.05 of the Elan Disclosure Schedule sets forth a complete and correct list of each Assumed Contract and each Contract to which each Elan Company or any of its Subsidiaries is a party that is material to the research, development, manufacture, marketing, sale or distribution of Skelaxin, Sonata, a Current Skelaxin Product Improvement or a Sonata Line Extension and provides for aggregate annual payments, or has a value in excess, of $1,000,000. The Elan Companies have delivered to the Acquirors complete and correct copies of all such Contracts. Except as would not have a Material Adverse Effect, each of the Contracts is in effect and constitutes a legal, valid and binding agreement of the Elan Company or Subsidiary party to such Contract and is enforceable in accordance with its terms by such Elan Company or Subsidiary party thereto against the applicable counterparties, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting generally the enforcement of creditors' rights and
(ii) the availability of equitable remedies (whether in a proceeding in equity or at law); and each Elan Company has performed all of its required obligations under, and is not in violation or breach of or Default under, each such Contract. Except as would not have a Material Adverse Effect, the other parties to such Contracts are not in violation or breach of or in Default under any such Contract.

            SECTION 6.06. Intellectual Property Rights. (a) The Skelaxin Intellectual Property set forth in Schedule 6.06(a) of the Elan Disclosure Schedule constitutes all of the Skelaxin Patent Rights, Skelaxin Copyrights, Skelaxin Trademarks and schedulable Skelaxin Know-How that are necessary to the operation of the Skelaxin Business as it has been and is now being conducted, and the Sonata Copyrights set forth on Schedule 1.01(g) of the Elan Disclosure Schedule constitute all of the copyrights owned by the Elan Companies or any of their respective Subsidiaries that are necessary to the operation of the Sonata Business as has been and is now being conducted by the Elan Companies. As of the Closing Date, the Elan Companies or their respective Subsidiaries will own all of the Skelaxin Intellectual Property set forth on Schedule 6.06(a) of the Elan Disclosure Schedule, and all of the Sonata Copyrights set forth on Schedule 1.01(g) of the Elan Disclosure Schedule.

            (b) To the Knowledge of the Elan Companies, neither the operation of the Skelaxin Business, in the Skelaxin Territory, nor the operation of the Sonata Business in the Sonata Territory, as has been and is now being conducted, infringes Patent Rights of any Person and neither any Elan Company, nor any Subsidiary thereof, has received any written notice from any Person, or has Knowledge of, any actual or threatened claim or assertion to the contrary, nor any actual or threatened claim or assertion that the practice of any Skelaxin Intellectual Property or of the use of any of the Sonata Copyrights would infringe any of the Patent Rights or other intellectual property rights of any third party, nor any facts or alleged facts which are likely to serve as the basis for any such claim or assertion.

            (c) To the Knowledge of the Elan Companies, the Skelaxin Patent Rights and Skelaxin Trademarks have been duly filed, prosecuted, obtained and maintained by the Elan Companies in accordance with all applicable Laws. Any necessary registration, maintenance and renewal fees due in connection with the Skelaxin Patent Rights and Skelaxin Trademarks have been paid in a timely manner and all necessary documents and certificates in connection with the Skelaxin Patent Rights and Skelaxin Trademarks have, for the purposes of maintaining such Skelaxin Patent Rights and Skelaxin Trademarks, been filed in a timely manner with the relevant Governmental or Regulatory Authorities.

            (d) The Skelaxin Intellectual Property set forth on Schedule 6.06(a) of the Elan Disclosure Schedule and the Sonata Copyrights are free and clear of all Encumbrances, except Permitted Encumbrances, and no Person other than the Elan Companies and their respective Subsidiaries, including any current or former employee or consultant of the Elan Companies and their respective Subsidiaries, has any proprietary, commercial or other interest in any of the Skelaxin Trademarks, Skelaxin Patent Rights, Skelaxin Copyrights, schedulable Skelaxin Know-How or Sonata Copyrights. There are no existing agreements, options, commitments, or rights with, of or to any Person to acquire or obtain any rights to any of the Skelaxin Patent Rights, Skelaxin Copyrights, Skelaxin Trademarks, schedulable Skelaxin Know-How set forth on Schedule 6.06(a) of the Elan Disclosure Schedule or any of the Sonata Copyrights.

            (e) The Elan Companies or their respective Subsidiaries have the unrestricted right to assign, transfer and/or grant to the Acquirors all rights in the Skelaxin Intellectual Property and the Sonata Copyrights that are being assigned, transferred and/or granted to the Acquirors under this Agreement and the Related Agreements, in each case free of any rights or claims of any Person and without payment of any royalties, license fees or other amounts to any Person.

            (f) To the Knowledge of the Elan Companies, there is no unauthorized use or infringement of any of the Skelaxin Intellectual Property or the Sonata Copyrights by any Person.

            (g) There are no Actions or Proceedings (including any inventorship challenges) pending or, to the Knowledge of the Elan Companies, threatened with respect to any of the Skelaxin Intellectual Property or the Sonata Copyrights nor have any such Actions or Proceedings been brought during the past one (1) year.

            (h) The Elan Companies have not entered into any Contract (i) granting any Person the right to bring infringement or misappropriation actions, or defend declaratory judgment actions, with respect to, or otherwise to enforce rights with respect to, any of the Skelaxin Intellectual Property or the Sonata Copyrights, or (ii) expressly agreeing to indemnify any Person against any charge of infringement of any of the Skelaxin Intellectual Property or the Sonata Copyrights.

            (i) The Elan Companies have not entered into any Contract granting any Person the right to control the prosecution or registration of any of the Skelaxin Patent Rights, the Skelaxin Trademarks, the Skelaxin Copyrights or the Sonata Copyrights.

            (j) None of the Skelaxin Trademarks is or has been the subject of any opposition, cancellation, abandonment or similar proceeding, and neither any Elan Company, nor any of its Subsidiaries, has received any written notice from any Person, or has Knowledge, of any actual or threatened claim or assertion to the contrary, or of any facts or alleged facts which are likely to serve as a basis for any such claim or assertion.

            (k) To the Knowledge of the Elan Companies, there are no trademarks or trademark registrations or applications of any Person that are interfering or potentially interfering with the Skelaxin Trademarks, nor any patents or patent applications of any Person that are interfering or potentially interfering with the Skelaxin Patent Rights.

            (l) The Skelaxin Trademarks are currently in use and have been used continuously for the goods claimed in the registration identified on
Schedule 1.01(f) of the Elan Disclosure Schedule since June 1, 1998 and to the Knowledge of the Elan Companies, use of the trademark Skelaxin(TM) was not discontinued with the intent not to resume at any time prior to June 1, 1998.

            (m) The employment by the Acquirors of the Hired Employees will, to the Knowledge of the Elan Companies, not be prohibited by or cause the breach of any Contract with a Person that restricts or limits the scope or type of work which, as applicable, the Hired Employees were engaged in as of the Closing Date.

            (n) This Section 6.06 contains the only representations and warranties of the Elan Companies regarding Skelaxin Intellectual Property or the Sonata Copyrights in this Agreement and the Related Agreements and no other provision hereof or thereof shall be construed to contain any such representation or warranty.

            SECTION 6.07. Employee Matters. (a) The Elan Companies have provided to the Acquirors a list setting forth (i) the names, addresses, titles and dates of hire of each of the Employees, (ii) the then current annual base salary (or hourly rate) and bonus for the four (4) immediately preceding fiscal quarters for which bonuses have been paid and the estimated bonus for the immediately preceding fiscal quarters, in each case for each Employee and (iii) to the extent any Employee is on leave of absence, the type of leave, the date it commenced and the expected duration of leave (based on information provided to the Elan Companies by the Employees or their physicians). All Employees are employed on an at-will basis. Except as set forth on Schedule 6.07(a) of the Elan Disclosure Schedule, no Employee has a right to take more than four weeks of vacation per year. Except as set forth on Schedule 6.07(a) of the Elan Disclosure Schedule, no Employee is, or will become, other than as required by Law, entitled to any payment, benefit or right, or any increased and/or accelerated payment, benefit or right, as a result of such Employee's termination of employment with the Elan Companies or any of their Affiliates, or the execution of this Agreement or the consummation of the transactions contemplated hereby and by the Related Agreements, the Wyeth/Elan Agreements and the Wyeth/King Agreements.

            (b) Schedule 6.07(b) of the Elan Disclosure Schedule contains a true and complete list of all Employee Benefit Plans (other than stock option plans and plans providing benefits of immaterial value to Employees) currently maintained or contributed to by the Elan Companies and providing benefits to the Employees. The Elan Companies have delivered or made available to the Acquirors a true and complete copy of each Employee Benefit Plan set forth on Schedule 6.07(b) of the Elan Disclosure Schedule. No Employee Benefit Plan (i) provides for defined benefit pension benefits or (ii) is a "multiemployer plan" (as defined in Section 3(37) of ERISA). Except as would not have a Material Adverse Effect, each Employee Benefit Plan complies with and has at all times been administered in accordance with all applicable Laws, including ERISA and the Code.

            (c)   No fewer than 80% of the management personnel set forth on
Schedule 6.07(c) of the Elan Disclosure Schedule are actively employed (within the meaning of Section 8.10(a)) in such capacities as set forth on Schedule 6.07(c) of the Elan Disclosure Schedule by the Elan Companies as of the date which is two (2) Business Days prior to the Original Agreement Date.

            SECTION 6.08. Litigation. Except as would not have a Material Adverse Effect, there are no Actions or Proceedings pending or threatened in writing or, to the Knowledge of the Elan Companies, threatened, against or in connection with (i) the Purchased Assets or the Businesses, (ii) this Agreement, any Related Agreement or any Wyeth/Elan Agreement or (iii) the transactions contemplated under this Agreement, any Related Agreement or any Wyeth/Elan Agreement. No Elan Company is subject to any Order that would materially impair or delay the ability of such Elan Company to perform its obligations under this Agreement, the Related Agreements or the Wyeth/Elan Agreements or is in Default with respect to any court order applicable to the Purchased Assets.

            SECTION 6.09. Compliance with Law. (a) Except as would not have a Material Adverse Effect, the Businesses are conducted by the Elan Companies and their respective Subsidiaries in compliance with all applicable Law.

            (b) Except as would not have a Material Adverse Effect, all governmental licenses, permits, registrations, Skelaxin Product Registrations, approvals, concessions, franchises and authorizations principally employed in, or necessary to the ongoing conduct of, the Skelaxin Business that are held in the name of the Elan Companies or any of their respective Subsidiaries are in full force and effect.

            (c) Except as would not have a Material Adverse Effect, since December 31, 2000, no Governmental or Regulatory Authority has served notice on any of the Elan Companies or any of their respective Subsidiaries that the Businesses (as of the Original Agreement Date) or the Purchased Assets were or are in violation of any Law or the subject of any investigation.

            (d) Except as would not have a Material Adverse Effect, since December 31, 2000, none of the Elan Companies or any of their respective Subsidiaries has received written notice from any Governmental or Regulatory Authority that there are any circumstances currently existing which would reasonably be expected to lead to any loss of or refusal to renew any material governmental licenses, permits, registrations, Skelaxin Product Registrations, approvals, concessions, franchises and authorizations relating to Skelaxin or the Purchased Assets on terms less advantageous to the Elan Companies and their respective Subsidiaries than the terms of those governmental licenses, permits, registrations, Skelaxin Product Registrations, approvals, concessions, franchises and authorizations currently in force.

            (e) (i) Except as would not have a Material Adverse Effect, the Skelaxin Business is conducted in compliance with all applicable Laws in connection with the prepara-tion and submission to the FDA of each of the INDs or NDAs that are held in the name of any of the Elan Companies or any of their respective Subsidiaries relating to Skelaxin or a Current Skelaxin Product Improvement (if any), and each of the INDs or NDAs that are held in the name of any of the Elan Companies or any of their respective Subsidiaries relating to Skelaxin or a Current Skelaxin Product Improvement (if any) has been approved by, and none of the Elan Companies or any of their respective Subsidiaries has received any written notice, or otherwise has Knowledge of any facts, which have, or reasonably should have, led the Elan Companies to believe that any of the INDs or NDAs that are held in the name of any of the Elan Companies or any of their respective Subsidiaries relating to Skelaxin or a Current Skelaxin Product Improvement are not currently in good standing with, the FDA. The Elan Companies or their respective Subsidiaries have filed with the FDA all required notices, supplemental applications and annual or other reports, including adverse experience reports, with respect to each IND or NDA that are held in the name of any of the Elan Companies or any of their respective Subsidiaries relating to Skelaxin or a Current Skelaxin Product Improvement. With respect to Skelaxin, the applicant of each IND or NDA that is held in the name of an Elan Company or one of its Subsidiaries relating to Skelaxin or a Current Skelaxin Product Improvement, and all Persons performing operations covered by the application acted in compliance with 21 U.S.C. Section 355 or 357, 21 C.F.R. Parts 312 or 314 et seq., respectively, and all terms and conditions of such applications.

            (ii) To the Knowledge of the Elan Companies, no Governmental or Regulatory Authority has commenced or threatened to initiate any action to withdraw the Skelaxin Product Registrations or request the recall of Skelaxin, or commenced or threatened to initiate any action to enjoin production of Skelaxin at any facility in the Skelaxin Territory, nor have the Elan Companies or any of their Subsidiaries received any notice to such effect since December 31, 2000.

            (iii) None of the Employees, have been disqualified or debarred by the FDA for any purpose, or have been charged with or convicted under United States federal Law for conduct relating to the development or approval, or otherwise relating to the regulation of any drug product under the Generic Drug Enforcement Act of 1992, the FDA Act or any other relevant Law or have made an untrue statement of a material fact to any Governmental or Regulatory Authority with respect to Skelaxin or a Current Skelaxin Product Improvement (whether in any submission to such Governmental or Regulatory Authority or otherwise), or failed to disclose a material fact required to be disclosed to any Governmental or Regulatory Authority with respect to Skelaxin or a Current Skelaxin Product Improvement.

            (iv) The Elan Companies and their respective Subsidiaries have delivered to the Acquirors copies of all material (A) reports of FDA Form 483 inspection observations, (B) establishment inspection reports, (C) warning letters and (D) other documents that assert ongoing lack of compliance in any material respect with any applicable Laws or regulatory requirements (including those of the FDA), in each case to the extent received since December 31, 2000 by the Elan Companies or any of the Elan Companies' Subsidiaries from the

FDA or any other Governmental or Regulatory Authority relating to Skelaxin or a Current Skelaxin Product Improvement and/or arising out of the conduct of the Businesses.

            SECTION 6.10. Inventory. All of the Inventory (a) is good, issuable and merchantable in the Ordinary Course of Business, (b) in the case of Skelaxin Inventory, was produced or manufactured in accordance with the specifications for Skelaxin as set forth in the applicable Skelaxin Product Registrations and in compliance with applicable Law and (c) has at least a twelve (12) month shelf life. The Elan Companies at Closing will have good and marketable title to the Inventory free and clear of any Encumbrances, other than Permitted Encumbrances. During the period beginning on February 1, 2003 and ending on May 8, 2003, the Elan Companies have sold the Skelaxin Inventory and Sonata Inventory in the Skelaxin Territory and Sonata Territory, respectively, as set forth on Schedule
6.10 of Elan Disclosure Schedule.

            SECTION 6.11. Brokers. The King Companies have no, and will have no, obligation to pay any brokers (including real estate brokers), finders, investment bankers, financial advisors or similar fees in connection with this Agreement, the Original Agreement, the Related Agreements, the Wyeth/Elan Agreements or the transactions contemplated hereby and thereby by reason of any action taken by or on behalf of the Elan Companies or any of their respective Subsidiaries.

            SECTION 6.12. Sufficiency of Purchased Assets. The Purchased Assets (together with the rights to be transferred or granted to the Acquirors and their Affiliates under the Related Agreements and the Wyeth/King Agreements) constitute all of the assets, Contracts, Skelaxin Governmental Permits, rights and services required for the continued operation of the Businesses by the Acquirors as operated by the Elan Companies during the past twelve (12) months.

            SECTION 6.13. Customers and Suppliers. The Elan Companies have used reasonable business efforts to maintain, and currently maintain, good working relationships with all of the customers and suppliers of the Businesses.
Schedule 6.13 of the Elan Disclosure Schedule specifies for the period beginning January 1, 2002 to the Original Agreement Date the names of the customers that were, in the aggregate, the ten (10) largest customers in terms of dollar value of each of the Products, sold by the Businesses. None of such customers has given any of the Elan Companies or any of their respective Subsidiaries notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with any of the Elan Companies or any of their respective Subsidiaries relating to the Businesses. Schedule 6.13 of the Elan Disclosure Schedule also specifies for the period beginning January 1, 2002 to the Original Agreement Date the names of the suppliers of each of the Products. None of such suppliers has given any of the Elan Companies or any of their respective Subsidiaries notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with any of the Elan Companies or any of their respective Subsidiaries relating to the Businesses.

            SECTION 6.14. Operation of the Business; Description of the Business. Since December 31, 2001 (a) the Businesses have been conducted only through EPI and EPIL and their respective predecessors and not through any other divisions or any direct or indirect Subsidiary or Affiliate of EPI and EPIL, and
(b) no part of the Businesses have been operated by any Person other than EPI and EPIL or their respective predecessors. No Person other than the Elan Companies owns or possesses any material assets or properties that have been used in the Businesses, other than Persons who have granted to the Elan Companies or their respective predecessors leasehold interests in or valid licenses to use other assets or properties used in the Businesses pursuant to Contracts that are listed on Schedule 6.14 of the Elan Disclosure Schedule. Neither the Elan Parent nor any of its Subsidiaries engages in research, development, manufacture, distribution, marketing, sale or promotion of Competing Products in the Skelaxin Territory or the Sonata Territory other than in the Businesses.

            SECTION 6.15. Financial Information. Schedule 6.15 of the Elan Disclosure Schedule sets forth certain unaudited financial information regarding Skelaxin and Sonata (the "Financial Information"). The Financial Information accurately presents in all material respects such financial information for the periods indicated, based upon the accounting principles, and subject to the limitations, set forth on Schedule 6.15 of the Elan Disclosure Schedule.

            SECTION 6.16. Title. (a) The Elan Companies have good and valid title to all the Purchased Assets free and clear of all Encumbrances, except Permitted Encumbrances.

            (b) This Section 6.16 does not relate to Skelaxin Intellectual Property or Sonata Copyrights, such items being the subject of Section 6.06, or Inventory, such item being the subject of Section 6.10.

            SECTION 6.17. Voting Requirements. The affirmative vote at the Elan Shareholders Meeting or any adjournment or postponement thereof of a majority of the votes represented by the Elan Shares cast on the resolutions required to be passed to permit the Elan Parents to give effect to the transactions contemplated by this Agreement, the Related Agreements and the Wyeth/Elan Agreements is the only vote or consent of the holders of any class or series of the share capital of the Elan Parent which may be necessary to approve such transactions.

            SECTION 6.18. Insurance. All material policies of insurance and the amounts of coverage on the Purchased Assets held by the Elan Companies or their respective Affiliates are reasonable and customary in the pharmaceutical industry and in relation to the nature of the Purchased Assets. There is no Default with respect to any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. There is no Notice of non-renewal or cancellation with respect to, or disallowance of any claim under, any such policy that has been received by the Elan Companies or any of their respective Affiliates.

            SECTION 6.19. Pharma Marketing Settlement Agreement. The Elan Companies have delivered true and correct copies of Settlement Agreement (excluding exhibits), dated as of January 29, 2003, by and among Pharma Marketing Ltd., Pharma Operating Ltd., the Elan Parent, EPIL and Axogen Limited (the "Pharma Marketing Settlement Agreement") to the Acquirors at or prior to the Original Agreement Date. None of the Elan Companies nor Axogen Limited, are in breach of any of their respective obligations under, or any provision of, the Pharma Marketing Settlement Agreement. As of and after the Closing, there will be no Encumbrances relating to the Products arising out of the Pharma Marketing Settlement Agreement.

            SECTION 6.20. Certain Covenants Under the Original Agreement. The Elan Companies performed in all material respects the agreements and covenants set forth in Sections 8.01(a), 8.01(b), 8.03, 8.09, 8.14 and 8.21 of the
Original Agreement, to be performed by them from the Original Agreement Date through the date hereof.

            SECTION 6.21. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ELAN COMPANIES DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE PURCHASED ASSETS AND THE BUSINESSES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

                                  ARTICLE VII

                 REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR
                            PARENT AND THE ACQUIRORS

            Each of the Acquiror Parent and the Acquirors represents and warrants to the Elan Companies as of (i) the date hereof with respect to the representations and warranties set forth in Sections 7.01 through 7.04 and 7.06 through 7.08, (ii) the Original Agreement Date with respect to the representations and warranties set forth in Sections 7.05 and 7.08 and (iii) the Closing Date with respect to all representations and warranties contained in
Article VII, except as to certain representations and warranties which expressly speak as of a date certain, which shall speak as of such date, subject to such exceptions as are disclosed in the disclosure schedule supplied by the Acquirors to the Elan Companies and dated as of the Original Agreement Date (the "Acquiror Disclosure Schedule") as follows:

            SECTION 7.01. Corporate Organization. Each of the Acquiror Parent and the Acquirors is a corporation duly organized, validly existing and in good standing under the laws of such corporation's jurisdiction of organization and has all requisite corporate power and authority to own its assets and carry on its business as currently conducted by it. Each of the Acquiror Parent and the Acquirors is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required, except for any jurisdiction where failure to so qualify would not have an Acquiror Material Adverse Effect.

            SECTION 7.02. Authority of the Acquiror Parent and the Acquirors. Each of the Acquiror Parent and the Acquirors has all necessary power and authority and has taken all actions necessary to enter into this Agreement and to execute and deliver the Related Agreements and the Wyeth/King Agreements to which it is or will be a party and to carry out the transactions contemplated hereby and by the Related Agreements and the Wyeth/King Agreements to which it is or will be a party. The board of directors of each of the Acquiror Parent and the Acquirors has taken all action required by Law and the Charter Documents of each King Company and otherwise to be taken by them to authorize (a) the execution and delivery of this Agreement, the Related Agreements and the Wyeth/King Agreements to which the applicable King Company is or will be a party and (b) the consummation of the transactions contemplated hereby and by the Related Agreements and the Wyeth/King Agreements to which the applicable King Company is or will be a party. This Agreement has been duly and validly executed and delivered by each of the Acquiror Parent and the Acquirors and, when executed and delivered by each Elan Company, will constitute a legal, valid and binding obligation of the Acquiror Parent and the Acquirors enforceable against them in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting generally the enforcement of creditors' rights and (ii) the availability of equitable remedies (whether in a proceeding in equity or at law). When executed and delivered by the Acquiror Parent and the applicable Acquiror, the applicable Elan Company and each applicable Affiliate, Wyeth (as applicable) and each applicable Affiliate, each Related Agreement and each Wyeth/King Agreement will constitute a legal, valid and binding obligation of the Acquiror Parent or the Acquirors, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting generally the enforcement of creditors' rights and (ii) the availability of equitable remedies (whether in a proceeding in equity or at law).

            SECTION 7.03. Consents and Approvals. Schedule 7.03 of the Acquiror Disclosure Schedule sets forth a complete and accurate list of all material consents, notices, waivers, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental or Regulatory Authority that are required by the Acquiror Parent and the Acquirors in connection with the execution and delivery of this Agreement, the Related Agreements and the Wyeth/King Agreements by the Acquiror Parent and the Acquirors or the performance of their obligations hereunder and thereunder (the "Acquiror Governmental Consents").

            SECTION 7.04. Non-Contravention. The execution and delivery by the Acquiror Parent and the Acquirors of this Agreement, the Related Agreements and the Wyeth/King Agreements to which they are or will be a party does not, and the performance by them of their obligations under this Agreement, the Related Agreements and the

Wyeth/King Agreements to which they are or will be a party and the consummation of the transactions contemplated hereby and thereby will not:

            (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of the Acquiror Parent or the Acquirors;

            (b) assuming the receipt of the Acquiror Governmental Consents, conflict with or result in a violation or breach of any term or provision of any Law applicable to the Acquiror Parent or the Acquirors; or

            (c) conflict with or result in a Default under any Contract to which the Acquiror Parent or the Acquirors is a party or by which the Acquiror Parent or any Acquiror or any of their assets is bound, except, in the case of clauses (b) and (c), for such conflicts, breaches or defaults as would not have an Acquiror Material Adverse Effect.

            SECTION 7.05. Litigation. Except as would not have an Acquiror Material Adverse Effect, there are no Actions or Proceedings pending, or to the Knowledge of the Acquiror Parent or the Acquirors, threatened, against, relating to, affecting or arising in connection with (i) this Agreement, any Related Agreement or any Wyeth/King Agreement or (ii) the transactions contemplated by this Agreement, the Related Agreements or the Wyeth/King Agreements. None of the Acquiror Parent nor any Acquiror is subject to any Order that would materially impair or delay the ability of the Acquiror Parent or the Acquirors to perform their obligations hereunder.

            SECTION 7.06. Brokers. The Elan Companies have no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement, the Related Agreements or the Wyeth/King Agreements or the transactions contemplated hereby and thereby by reason of any action taken by or on behalf of the Acquiror Parent or Acquirors.

            SECTION 7.07. Financial Capability. As of the Original Agreement Date, the Acquiror Parent and its Subsidiaries had at least $900 million of cash, cash equivalents, marketable securities with maturities of less than one year and available borrowings under the Credit Agreement. As of the date of this Agreement, the Acquiror Parent and its Subsidiaries have no less than the cash, cash equivalents and marketable securities with maturities of less than one year (including the Escrow Amount deposited under the Escrow Agreement) set forth on
Schedule 7.07 of the Acquiror Disclosure Schedule. At the time of the Closing, the Acquiror Parent shall have at least $750 million of cash, cash equivalents, marketable securities with maturities of less than one year and available borrowings under the Credit Agreement (including the Escrow Amount deposited under the Escrow Agreement.)

            SECTION 7.08. No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ACQUIROR PARENT AND THE ACQUIRORS DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

                                  ARTICLE VIII

                            COVENANTS OF THE PARTIES

            SECTION 8.01. Operation of the Businesses. (a) From the Original Agreement Date to the Closing Date, except as contemplated by this Agreement, the Related Agreements and the Wyeth/Elan Agreements, each of the Elan Companies shall:

            (i) conduct the Businesses only in the Ordinary Course of Business;

            (ii) with the prior written consent of the Acquirors (which shall not be unreasonably withheld, delayed or conditioned) use its commercially reasonable efforts to maintain intact the Businesses as they are currently organized, keep available the services of the Employees and maintain its relations with suppliers, customers, creditors, employees, agents and others, in each case having a relationship with the Businesses;

            (iii) confer with the Acquirors prior to implementing material operational decisions relating to the Businesses;

            (iv) keep in full force and effect, without amendment, all material rights relating to the Businesses;

            (v) except in the Ordinary Course of Business, not alter the salaries or other compensation paid or payable to any Employee;

            (vi) comply in all material respects with all requirements of Law and contractual obligations, in each case applicable to the operation of the Businesses;

            (vii) maintain all Skelaxin Books and Records and Sonata Books and Records; and

            (viii) cooperate in all respects with the Acquirors with respect to the prosecution and/or issuance of U.S. Patent Application No. 10/104,044.

            (b) In furtherance of and in addition to subsection (a), none of the Elan Companies shall (i) except in the Ordinary Course of Business incur any Liability which would be an Assumed Liability, (ii) except as contemplated by this Agreement, the Related Agreements and the Wyeth/Elan Agreements and except with the prior consent of the Acquiror Parent (which consent shall not be unreasonably withheld, delayed or conditioned), enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to any Contract which would be an Assumed Liability or incur any Liability which would be an Assumed Liability outside the Ordinary Course of Business unless the executory obligation on the part of such Elan Company in any such individual case is less than $50,000, (iii) violate, breach or Default under, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a violation or breach of, or a Default under any term or provision of any material Contract, (iv) lease, license, mortgage, pledge, create on or subject to any Encumbrance (other than Permitted Encumbrances) any of the Purchased Assets or (v) cause their respective Affiliates to transfer or grant any rights or options in or to any of the material Purchased Assets, subject to Section 8.01(c).

            (c)(i) The Elan Companies shall not sell Skelaxin in the Skelaxin Territory from the date of this Agreement until the Closing Date, except in accordance with the limitations set forth on Schedule 8.01(c)(i) of the Elan Disclosure Schedule.

            (ii) The Elan Companies shall not sell Sonata in the Sonata Territory from the date of this Agreement until the Closing Date, except in accordance with the limitations set forth on Schedule 8.01(c)(ii) of the Elan Disclosure Schedule.

            (iii) The Elan Companies shall not sell Skelaxin outside of the Skelaxin Territory from the date of this Agreement until the Closing Date.

            SECTION 8.02. Commercially Reasonable Efforts. (a) Following the date hereof, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action, or to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, the Related Agreements, the Wyeth/Elan Agreements and the Wyeth/King Agreements and to cause the conditions to the obligations of the other party hereto and thereto to consummate the transactions contemplated hereby and thereby to be satisfied at the Closing, including (i) obtaining all consents and approvals of, and making all filings and providing all notices to, all Persons and Governmental or Regulatory Authorities and removing any injunctions or other Encumbrances, other than Permitted Encumbrances, on the Purchased Assets, impairments or delays the obtaining or removal of which are necessary, proper or advisable to the consummation of the transactions contemplated by this Agreement, the Related Agreements, the Wyeth/Elan Agreements and the Wyeth/King Agreements and (ii) commercially reasonable efforts by the Elan Parent to prepare and disseminate as soon as practicable to its shareholders disclosure materials in accordance with the requirements of, or as otherwise as approved by, the UK Listing Authority and the Dublin Stock Exchange for the solicitation of the approval by the Elan Parent's shareholders of the transactions contemplated by this Agreement, and to duly and promptly convene a meeting of such shareholders (the "Elan Shareholders Meeting" and, the scheduled date of such meeting, the "Scheduled Share-holder Vote Date") for the purpose of voting on such approval (such approval, the "Elan Shareholder Approval") and to seek such shareholder action. The Elan Parent's obligations to duly and promptly convene the Elan Shareholders Meeting for the purpose of obtaining the Elan Shareholder Approval shall not be affected by (i) the commencement, public proposal, public disclosure or communication to any of the Elan Companies of any Acquisition Proposal or (ii) the withdrawal or modification by any of the governing bodies of the Elan Companies or any committee thereof of such governing body's or such committee's approval or recommendation of the transactions contemplated by this Agreement, the Related Agreements, the Wyeth/Elan Agreements and the Wyeth/King Agreements. The Elan Parent shall provide the Acquirors a reasonable opportunity to review such disclosure materials before they are disseminated to the Elan Parent's shareholders and the Elan Parent agrees that such disclosure materials shall be true and correct in all material respects.

            (b) The Elan Companies (i) shall use their commercially reasonable efforts to cause Wyeth and its Affiliates to consummate the transactions contemplated by this Agreement, the Related Agreements, the Wyeth/Elan Agreements and the Wyeth/King Agreements, (ii) in accordance with Section 2.1 and Article III of the Wyeth/Elan Master Agreement and their rights thereunder, shall cause Wyeth and its Affiliates to take all actions necessary to execute and deliver the applicable Wyeth/Elan Agreements and the Wyeth/King Agreements and consummate the transactions thereunder, (iii) shall take all actions necessary to enforce Wyeth's obligations under the Wyeth/Elan Master Agreement,
(iv) shall promptly provide the Acquirors with any updates to the Wyeth Disclosure Letter (as defined in the Wyeth/Elan Master Agreement) received by the Elan Companies pursuant to Section 3.13 of the Wyeth/Elan Master Agreement and (v) shall provide the Acquirors with copies of any notices or correspondence relating to any notice delivered under, any material communication between the parties relating to, or any breach or potential breach by Wyeth or any of its Affiliates under, the Wyeth/Elan Master Agreement (pursuant to Section 3.12 thereunder) or any other Wyeth/Elan Agreement.

            SECTION 8.03. Cooperation. (a) All rights afforded to the Elan Companies, the King Companies or their respective Subsidiaries under this
Section 8.03 are freely transferable, in whole or in part, with that portion of the business, assets or rights transferred by or to the Elan Companies, the King Companies or their respective Subsidiaries to which such rights relate. Except as where such a change is not likely to cause the Elan Companies or their Subsidiaries a material impact on a Skelaxin Product Registration, the Acquirors shall not, without first consulting with the Elan Companies where practical, make any material change in the Drug Master File or the Skelaxin Product Registrations relating to the Chemistry, Manufacturing and Skelaxin Control filings made as of the Closing Date. The Elan Companies shall be provided 90 days prior notice of any such change. In addition, the Elan Companies shall have filed notification letters with FDA for all Skelaxin Product Registrations no later than five (5) Business Days after the Closing Date.

            (b) Notwithstanding anything herein to the contrary, none of the parties may rely on the failure of any condition set forth in Article IX or
Article X, as applicable, to
be satisfied if such failure was caused by such party's failure to use its commercially reasonable efforts to consummate the transactions contemplated by this Agreement, the Related Agreements, the Wyeth/Elan Agreements or the Wyeth/King Agreements as required by and subject to this Section 8.03 and
Section 8.02.

            SECTION 8.04. Access. (a) From the date hereof until the Closing, the Elan Companies shall permit the Acquirors and their representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to the Purchased Assets and shall use commercially reasonable efforts to provide the Acquirors with all assistance, information and data reasonably requested by the Acquirors in connection with the Acquirors' rights and obligations under Section 8.10 hereof. The Elan Companies shall instruct their respective employees, counsel and financial advisors to provide reasonable cooperation to the Acquirors in their investigation of the Businesses, it being understood that the Acquirors shall reimburse the Elan Companies promptly for reasonable and necessary out of pocket expenses incurred by the Elan Companies in complying with any such request by or on behalf of the Acquirors.

            (b) In order to facilitate the resolution of any claims made by or against or incurred by any of the parties or any of their respective Affiliates or any of their respective officers or directors in any Action or Proceeding (including any Elan Companies Proceeding), upon reasonable advance notice, the Acquirors on the one hand, and the Elan Companies on the other hand, shall: (i) afford the officers, employees and authorized agents and representatives of the other party or any of their respective Affiliates reasonable access (including the right to make copies at their own expense), during regular business hours, to their respective offices and properties and to the Skelaxin Books and Records, the Sonata Books and Records and the Excluded Books and Records to the extent related to the Businesses, subject in each case to limitations imposed by applicable Law or by any confidentiality agreement in effect on the date of this Agreement; provided, however, that the applicable party shall use its commercially reasonable efforts to obtain any waivers or consents to such confidentiality agreements required in order to provide the other party with the foregoing access; (ii) furnish to the officers, employees and authorized agents and representatives of the other party or any of their respective Affiliates such additional financial and other information regarding the Businesses relating to the period prior to the Closing as the other party or any of their respective Affiliates may from time to time reasonably request; (iii) make available to the officers, employees and authorized agents and representatives of the other party or any of their respective Affiliates such party's employees whose assistance, testimony or presence is reasonably necessary to assist the other party or any of their respective Affiliates in evaluating any such claims and/or in prosecuting or defending against such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; and (iv) to the extent that the other party or any of their respective Affiliates or any of their respective officers or directors is legally required to produce original documents included among the Purchased Assets or Excluded Assets for inspection in any legal proceeding or investigation of any Governmental or Regulatory Authority, cooperate with the other party or any of their respective Affiliates or any of their respective officers or directors in making such original documents available for inspection by parties to such proceeding or investigation; provided, however, that the foregoing shall not unreasonably interfere with the business or operations of the parties or any of their Affiliates.

            (c) Each of the Acquirors agree to make its respective personnel and those of its Affiliates reasonably available to the other parties or their respective representatives to the extent such access is reasonably related to any Excluded Assets, or is otherwise reasonably necessary to comply with the terms of this Agreement or to comply with any applicable Law, it being understood that the Elan Companies shall reimburse the Acquirors promptly for their reasonable and necessary out-of-pocket expenses incurred in complying with any such request.

            (d) Each of the Elan Companies agree to make its personnel and those of its Subsidiaries reasonably available to the Acquirors or their respective representatives to the extent such access is reasonably related to any Purchased Assets, or is otherwise reasonably necessary for the Acquirors to comply with the terms of this Agreement or to comply with any applicable Law, it being understood that the Acquirors shall reimburse the Elan Companies promptly for their reasonable and necessary out-of-pocket expenses incurred in complying with any such request.

            (e) The Elan Companies agree that for a period of ten (10) years following the Closing Date with respect to original Sonata Books and Records and three (3) years following the Closing Date with respect to any original Excluded Books and Records related to the Businesses, they or their respective Affiliates will use commercially reasonable efforts to hold and maintain such original Sonata Books and Records and such original Excluded Books and Records as in existence on the Closing that were not delivered to Acquirors on the Closing Date and, upon reasonable notice and for reasonable purposes and in such manner as will not unreasonably interfere with the conduct of the Elan Companies' or any of their respective Affiliates' business, will afford the officers, employees and authorized agents and representatives of the Acquirors, at their sole cost and expense, reasonable access, during normal business hours, to such original Sonata Books and Records and to any Excluded Books and Records related to the Businesses. The Elan Companies agree to provide, at the Elan Companies' sole cost and expense, copies of any Excluded Books and Records related to the Businesses reasonably requested by the Acquirors.

            (f) The Acquirors agree to use commercially reasonable efforts to hold and maintain all of the Skelaxin Books and Records and original Purchased Sonata Books and Records as in existence on the Closing for a period of ten (10) years after the Closing Date. After such ten (10) year period, before the Acquirors shall dispose of any Skelaxin Books and Records and original Purchased Sonata Books and Records, they shall provide to the Elan Companies at least 90 calendar days' prior written notice to such effect and the Elan Companies shall be given an opportunity, at their sole cost and expense, to remove and retain all or any part of such Skelaxin Books and Records and original Purchased Sonata Books and Records.

            (g) Promptly after the Closing, the Elan Companies shall deliver to the Acquirors all photo-ready art (or its substantial equivalent) for all Skelaxin Marketing Materials and Sonata Marketing Materials and for all packaging and Labeling for the Products in the Skelaxin Territory and the Sonata Territory, including all related artwork and inserts, in each case to the extent owned by the Elan Companies or any of their respective Subsidiaries.

            SECTION 8.05. Public Announcements; Confidentiality. (a) Each of the Elan Companies and the Acquiror Parent and the Acquirors agrees that, from and after the date hereof until the Closing, it and its representatives shall keep the facts surrounding the negotiation of this Agreement, the Related Agreements, the Wyeth/Elan Agreements and the Wyeth/King Agreements and the transactions contemplated hereby or thereby, any disclosures made herein and hereunder or therein or thereunder, confidential and shall not disclose such information to any other Person, except for its advisors, accountants, attorneys, consultants and agents with a need-to-know and who agree to maintain the confidentiality of such information, through a press release or otherwise (except as necessary to carry out the terms of this Agreement, the Related Agreements, the Wyeth/Elan Agreements or the Wyeth/King Agreements or to the extent such information becomes public information or generally available to the public through no fault of such party or its Affiliates) without the prior written consent of the other party, unless such party has been advised by counsel that disclosure is required to be made under applicable Law or the requirements of a national securities exchange or another similar regulatory body. Prior to the release of any press release or other public announcement permitted by the preceding sentence, the parties hereto shall agree upon the timing of release and the content of such press release or other public announcement.

            (b) Each party shall not, and shall require that its Affiliates and its and their advisors and distributors do not, use or reveal or disclose to third parties any Confidential Information without first obtaining the written consent of the other party, except as may be reasonably necessary in performing such party's obligations or exercising such party's rights under this Agreement. Notwithstanding the foregoing, each party may disclose any Confidential Information to its Affiliates and its and their advisors and distributors on a need-to-know basis only, and such party shall be responsible for such Persons' compliance with the provisions of this paragraph with respect thereto. Each party shall take, and shall require its Affiliates and its and their advisors and distributors to take, reasonable steps to prevent any unauthorized use or disclosure of any Confidential Information. The foregoing obligations in this
Section 8.05 shall not apply to information which (i) is or becomes a matter of public knowledge through no fault of a party or any Person to whom such party provided such information, (ii) is reasonably required to be disclosed in connection with obtaining or maintaining Patent Rights or regulatory approvals for the Products or a Current Product Improvement, or (iii) is required by Law or any Governmental or Regulatory Authority to be disclosed; provided, however, that the disclosing party uses commercially reasonable efforts to give the other party advance written Notice of such required disclosure in sufficient time to enable the other party to seek confidential treatment for such information; and provided further, however, that the disclosing party limits the disclosure to that information which is required to be disclosed. As used herein, "Confidential Information" means all Know-How and any proprietary or trade secret information or data relating to the Products or a Current Product Improvement or such other information that either party identifies to the other in writing as confidential and, after the Closing, Confidential Information of the Acquirors shall include the Skelaxin Books and Records, the Skelaxin Intellectual Property, the Skelaxin Product Registrations, the Skelaxin Governmental Permits, the Purchased Sonata Books and Records, and the Sonata Copyrights.

            (c) The Acquirors acknowledges that they have been informed that information regarding the Elan Companies has been requested by the Securities and Exchange Commission and by private litigants in connection with the Elan Companies Proceedings and waives notice and opportunity to seek a protective order with respect to the information that has been requested in connection with such Elan Companies Proceedings.

            (d) The disclosure of any information governed by the confidentiality covenants contained in this Section 8.05 may be made by any of the Elan Companies or any of their respective Affiliates without liability hereunder to any of their Affiliates and to any employee, agent, attorney, accountant, consultant or representative who is assisting the Elan Companies in prosecuting or defending against any Elan Companies Proceeding.

            (e) Notwithstanding the confidentiality covenants contained herein, the Elan Companies and any of their respective Affiliates shall be permitted to use any Confidential Information that the Elan Companies or any of their respective Affiliates in good faith believes to be necessary for purposes of prosecuting or defending an Elan Companies Proceeding, provided, however, that the Elan Companies or any of their respective Affiliates will use their best efforts to obtain an order protecting the confidentiality of such information.

            (f) From and after the Original Agreement Date until the Closing Date, the provisions of the confidentiality agreement dated as of October 29, 2002 between the Elan Parent and the Acquiror Parent (the "Confidentiality Agreement") shall apply to any information disclosed to the Acquiror Parent or the Acquirors pursuant to this Agreement, any Related Agreement, any Wyeth/Elan Agreement and any Wyeth/King Agreement or otherwise in connection with the transactions contemplated hereby or thereby. Following the Closing, the Confidentiality Agreement will terminate in its entirety, with no further obligation on the part of any party thereto, except for the second paragraph of
Section 4 thereof and Section 5 thereof; provided, however, that any obligation pursuant to Section 4 thereof shall not apply with respect to the persons set forth on Schedule 8.05(f) of the Elan Disclosure Schedule. In addition, the transactions contemplated by the Agreement, the Related Agreements, the Wyeth/Elan Agreements and the Wyeth/King Agreements shall not constitute a breach or violation of the terms of the Confidentiality Agreement.

            SECTION 8.06. Corporate Names. (a) Except as set forth in this
Section 8.06, the Acquirors shall promptly, and in any event within 90 days after the Closing Date with respect to Sonata and within 120 days after the Closing Date with respect to Skelaxin, complete the revision of all advertising and promotional materials and literature relating to the Products (i) to delete all references to the Corporate Names and (ii) to delete all refer-ences to the Elan Companies' or their respective Affiliates' customer service address or phone number; provided, however, that for a period of 90 days from the Closing Date with respect to Sonata Marketing Materials and 120 days from the Closing Date with respect to Skelaxin Marketing Materials, the Acquirors may continue to distribute Skelaxin Marketing Materials and Sonata Marketing Materials that use the Corporate Names, addresses or phone numbers to the extent that such Skelaxin Marketing Materials and Sonata Marketing Materials exist on the Closing Date; and provided further, however, that the Corporate Names may remain on any Skelaxin Marketing Materials and any Sonata Marketing Materials to the extent required by Law or any Governmental or Regulatory Authority for any reason. Subject to the terms and conditions herein, the Elan Companies hereby grant a non-exclusive, non-transferable license to the Acquirors and their Subsidiaries to use the Corporate Names on the Skelaxin Marketing Materials and the Sonata Marketing Materials, to the extent specified herein. The Acquirors will destroy their inventory of any remaining Skelaxin Marketing Materials and Sonata Marketing Materials in their possession bearing the Corporate Names, address, or phone number, which Corporate Names, address and phone numbers are not deleted pursuant to Section 8.06(a)(i) and (ii), within 90 days after the Closing Date with respect to Sonata Marketing Materials and within 120 days after the Closing Date with respect to Skelaxin Marketing Materials. In no event shall the Acquirors use any of the Corporate Names after the Closing in any manner or for any purpose different from the use of such Corporate Names by the Elan Companies during the 90-day period immediately preceding the Closing Date.

            (b) The Acquirors shall be entitled to continue to use the Corporate Names or the existing Labeling for the Products until such time as the Acquirors have prepared and filed with the appropriate regulatory authorities, and such authorities approve, if required, new Labeling that does not contain references to the Corporate Names; provided, however, that, if the Acquirors do not prepare within 90 days after the Closing Date with respect to Sonata and within 120 days after the Closing Date with respect to Skelaxin final specifications for the revised Labeling and packaging for the Products, including all necessary photo-ready art (or its substantial equivalent) reflecting such modification, the right of the Acquirors described in this sentence shall terminate 90 days after the Closing Date with respect to Sonata and 120 days after the Closing Date with respect to Skelaxin. Subject to the terms and conditions herein, the Elan Companies hereby grant a non-exclusive, non-transferable right and license to the Acquirors to use the Corporate Names on Labeling and packaging for the Products to the extent specified herein.

            (c) The Elan Companies retain and shall retain all right, title and interest in and to the Corporate Names. The Acquirors expressly acknowledges that the Elan Companies own the Corporate Names, and agrees that it will not attack, dispute or contest the validity of or ownership of the Corporate Names, or any registrations issued or issuing with respect thereto. The Acquirors further agree that all use of the Corporate Names by the Acquirors or their Affiliates shall be for the benefit of the Elan Companies and the goodwill accrued in connection with its use of the Corporate Names shall accrue to the Elan Parent and/or the Elan Companies as appropriate. In the event the Acquirors acquire any rights relating to the Corporate Names for any reason, the Acquirors agree to assign, at no cost, all such rights, to-gether with any related goodwill, to the Elan Parent or the Elan Companies as appropriate. The Acquirors shall each use commercially reasonable efforts not to do any act which endangers, destroys or similarly affects the value of the goodwill pertaining to the Corporate Names and further agrees that it will use commercially reasonable efforts to maintain the same quality of the Products as used by the Elan Companies in the operation of the Businesses as of the Closing for any Product sold under the Corporate Names. Except as provided in this
Section 8.06, the Acquirors further agree that they will not alter, change, deface or obliterate the Corporate Names on Skelaxin Marketing Materials, Sonata Marketing Materials or Labeling for either Skelaxin or Sonata. The Acquirors will at any time execute any documents reasonably required by the Elan Companies to confirm the Elan Companies' ownership of all such rights in the Corporate Names. The Acquirors shall not use in connection with the Products, or allow any of their Affiliates to use in connection with the Products, any other trademark or trade name which is similar to or substantially similar to or so nearly resembles the Corporate Names as to be likely to cause deception or confusion.

            SECTION 8.07. Regulatory Matters. From and after the transfer by the Elan Companies to the Acquirors of each Skelaxin Product Registration held by the Elan Companies or any of their respective Subsidiaries pursuant to the terms hereof, the Acquirors shall be solely responsible and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental or Regulatory Authority required by Law in respect of such Skelaxin Product Registration, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental or Regulatory Authority, (ii) taking all actions and conducting all communication with third parties in respect of Skelaxin sold pursuant to such Skelaxin Product Registration (whether sold before or after transfer of such Skelaxin Product Registration), including responding to all complaints in respect thereof, including complaints related to tampering or contamination, and (iii) investigating all complaints and adverse drug experiences in respect of Skelaxin sold pursuant to such Skelaxin Product Registration (whether sold before or after transfer of such Skelaxin Product Registration).

            SECTION 8.08. Returns, Rebates and Chargebacks. (a) (i) As of the Closing Date, each of the Elan Companies and the Acquirors will process and issue credits (or render payment in such other form as the parties hereto may determine) for all returned Products they are financially responsible for in accordance with subsections (iii) and (iv) below. The Acquirors will not bill the Elan Companies for the administrative costs of processing claims for returned Products for which the Acquirors are financially responsible for in accordance with subsections (iii) and (iv) below. The Elan Companies will not bill the Acquirors for the administrative costs of processing claims for returned Products for which the Elan Companies are financially responsible for in accordance with subsections (iii) and (iv) below. Such handling of returned Products by the Acquirors or the Elan Companies, as applicable, and the issuance of any credits or other form of reimbursement in connection therewith, shall be in accordance with the Acquirors' or the Elan Companies' current returned goods policy, as applicable. The Acquirors' returned product policy is set forth on
Schedule 8.08(a) of the Acquiror Disclosure Schedule and the Acquirors will not alter such policy until at least nine

(9) months after the Closing Date in any way that may reasonably be expected to increase Product returns during such period. The Acquirors hereby agree that they shall take no actions to solicit or otherwise encourage Product returns after the Closing.

            (ii) The Elan Companies and the Acquirors will use commercially reasonable efforts in requesting that customers direct all Product returns after the Closing Date to the Acquirors. All returned Products received by the Acquirors or the Elan Companies after the Closing Date will be destroyed by such party at its respective returns handling facility. After such destruction, each party will forward to the other party any necessary accompanying documentation to determine the appropriate credit. If the Acquirors or the Elan Companies destroy Products for which the other was financially responsible as set forth in Sections 8.08(a)(iii) and (iv), that party shall bill the other party for the cost of the destruction. Each such invoice shall set forth the number of units processed, together with such other information as shall be necessary to support the invoice. Each party shall, within thirty (30) days of its receipt of invoice, pay the other party for the full invoiced amount.

            (iii) The parties hereto agree and acknowledge that the Elan Companies' shall be financially responsible only for returned Product bearing the Elan Companies' National Drug Code ("NDC") numbers (or a Wyeth NDC Number with respect to Sonata) and evidenced as being sold by the Elan Companies on or before the Closing Date; provided, however, that the Elan Companies' maximum financial liability for or other reimbursement for such returned Products shall be one million five hundred thousand dollars ($1,500,000) with respect to Skelaxin (the "Skelaxin Maximum Returns Credit Amount"), and one million five hundred thousand dollars ($1,500,000) with respect to Sonata (the "Sonata Maximum Returns Credit Amount"). The Acquirors further agree that the Elan Companies' financial obligation for credits or other reimbursement for such returned Products shall terminate with respect to Sonata upon the first to occur of the date on which the Elan Companies have issued credits in the amount of or otherwise reimbursed the Sonata Maximum Returns Credit Amount or nine (9) months after the Closing Date (the "Sonata Returns Termination Date"), and with respect to Skelaxin upon the first to occur of the date on which the Elan Companies have issued credits in the amount of or otherwise reimbursed the Skelaxin Maximum Returns Credit Amount or nine (9) months after the Closing Date (the "Skelaxin Returns Termination Date"). For purposes of this Section 8.08(a)(iii), the dollar value of returned Products paid or credited for by the Elan Companies shall be determined in accordance with the Elan Companies' then current returned goods policy.

            (iv) The parties hereto agree and acknowledge that the Acquirors shall be financially responsible only for returned Products bearing the Acquirors' NDC number or evidenced as being sold by the Acquirors after the Closing Date, and for all returned Products (regardless of NDC number or date of sale) with respect to Sonata, after the Sonata Returns Termination Date and, with respect to Skelaxin, after the Skelaxin Returns Termination Date. For purposes of this Section 8.08(a)(iv), the dollar value of returned Products paid or credited for by the Acquirors shall be determined in accordance with the Acquirors' then current returned goods policy.

            (b) (i) With respect to rebates that the Elan Companies are obligated to pay pursuant to any government (federal or state) rebate program for amounts charged to the Elan Companies' NDC codes with respect to Skelaxin and to Wyeth NDC codes with respect to Sonata, relating to sales of the Products ("Government Rebates"), the Elan Companies shall be solely responsible for the processing, handling and payment of all such rebates relating to the Products which are billed to the Elan Companies. The Acquirors shall reimburse the Elan Companies for all Government Rebates that the Elan Companies pay for all invoices covering periods fifty (50) days after Closing; provided, however, that the parties hereto acknowledge that Government Rebates are billed on a calendar quarter basis and to the extent that such periods do not end on a calendar quarter, the Acquirors shall reimburse the Elan Companies for such fractional periods of any applicable quarter and for each full quarter thereafter as may be necessary to effect the foregoing. The Elan Companies shall promptly bill the Acquirors for any amounts due under this Section 8.08. The Acquirors shall not be responsible for any amounts otherwise due to the Elan Companies under this
Section 8.08 which are not billed to the Acquirors within two (2) years after they are invoiced to the Elan Companies under the government rebate program. All payments due under this Section 8.08 shall be made promptly to the Elan Companies upon submission to the Acquirors of invoices that describe the requested payments in reasonable detail.

            (ii) In the event any Acquiror disputes in good faith an amount owed under a Government Rebate, the Elan Companies shall provide to such Acquiror, upon such Acquiror's reasonable request, copies of any documents and records evidencing the original rebate claims and any resubmissions of such claims and data relating to unit rebate calculations which are necessary to enable such Acquiror to resolve such disputed amount. In the event such Acquiror disputes an amount owed under a Government Rebate, Acquiror shall be responsible for reimbursing the Elan Companies the amounts paid by the Elan Companies and then such Acquiror shall dispute the claim directly with the government/state.

            (iii) The Elan Companies shall provide the Acquirors with all information relating to the Products and the prices thereof which the Acquirors reasonably need in order to comply with applicable rules and regulations relating to the Medicaid Rebate Agreement. When requested, such information shall be provided by the Elan Companies to the Acquirors promptly, and in any event, within fifteen (15) days after any Acquiror's written request therefore. The Acquirors shall provide to the Elan Companies within twenty-five (25) days after the end of each calendar quarter to enable the Elan Companies to comply with their submission requirements to the Centers for Medicare and Medicaid Services (or any successor agency), the following information: (x) the "average manufacturer price" (as defined under the Social Security Act, 42 U.S.C. Sections 1396r-8(k)(1)) for each Product identified by NDC number; (y) the "best price" (as defined under the Social Security Act, 42 U.S.C. Section 1396r-8(c)(1)(C)) for each Product identified by the NDC number; and (z) any additional data or other information related to such Medicaid issues reasonably requested in writing by any of the Elan Companies.

            (iv) With respect to any sales of Skelaxin by the King Companies to any "covered entity" under the Public Health Service Act, as defined in 42 U.S.C. Section 256b(a)(4) (a "PHS entity"), which sales occur between the Closing Date and that last day on which sales prior to the Closing Date are the basis for the price to be paid by such PHS Entity pursuant to 42 U.S.C. Section 256b(a), the Elan Companies shall pay to the Acquirors an amount equal to the difference between the average manufacturer price for Skelaxin for the calendar quarter ended March 31, 2003 and the amount required to be paid by such PHS entity pursuant to 42 U.S.C. Section 256b(a) for any such sales. The Elan Companies shall make such payments to the King Companies from time to time within ten (10) Business Days after the receipt by the Elan Companies of documentation reasonably sufficient to document such payments and such other documentation as the Elan Companies may reasonably request with respect to such sales.

            (c) The Elan Companies have provided to the Acquirors a list of all commercial rebate agreements in which Products are included. The Elan Companies and the Acquirors agree that the Elan Companies will continue to honor all commercial rebate agreements for the fifty (50) day period immediately following the Closing with respect to Sonata and for the fifty (50) day period immediately following the Closing with respect to Skelaxin (collectively, the "Interim Rebate Period") and the Elan Companies shall endeavor to terminate each such agreement with respect to the Products at the end of the applicable Interim Rebate Period. The Elan Companies shall be responsible, at their sole cost and expense, for the processing, payment, administration and support of all commercial rebates owed under these agreements for products dispensed during the applicable Interim Rebate Period. On the first Business Day following the Closing, the Elan Companies will issue a letter to the commercial rebate customers advising such customers of the Elan Companies' responsibilities in connection with commercial rebate agreements and associated rebates. Notwithstanding anything to the contrary contained in this Section 8.08, in the event the Elan Companies are unable to terminate the commercial rebate agreements at the expiration of the applicable Interim Rebate Period, the Acquirors shall reimburse the Elan Companies for the payment of commercial rebates made by the Elan Companies for products dispensed on and after the expiration of the applicable Interim Rebate Period.

            (d) (i) The Elan Companies have provided to the Acquirors a list of all government and commercial chargeback agreements in which Products are included. The Elan Companies and the Acquirors agree that the Elan Companies will continue to honor all government and commercial chargeback agreements for the forty-five (45) day period immediately following the Closing (the "Interim Chargeback Period") and the Elan Companies shall endeavor to terminate each such agreement with respect to the Products at the end of the Interim Chargeback Period. The Elan Companies shall be responsible, at their sole cost and expense, for the processing, payment, administration and support for all chargebacks and administrative fees owed under these agreements with wholesaler invoice dates within the Interim Chargeback Period. On the first Business Day following the Closing, the Elan Companies will issue a letter to the trade (wholesalers and distributors) and to government and commercial chargeback customers advising such customers of the Elan Companies' responsibili-ties in connection with government and commercial chargeback agreements and associated chargebacks and administrative fees. Notwithstanding anything to the contrary contained in this Section 8.08, in the event the Elan Companies are unable to terminate the government and commercial chargeback agreements at the expiration of the Interim Chargeback Period, the Acquirors shall reimburse the Elan Companies for the payment of chargebacks made by the Elan Companies after the expiration of the Interim Chargeback Period.

            (ii)  Notwithstanding anything to the contrary contained in this
Section 8.08, the parties acknowledge that the VA National Acquisition Center must approve the removal of the Products from the Elan Companies Federal Supply Schedule ("FSS") before the responsibility of processing such rebated is transferred from the Elan Companies to the Acquiror. Accordingly, in the event such approval is not obtained prior to the applicable Interim Chargeback Date, the Elan Companies shall continue to be responsible for processing the FSS chargebacks on the Acquirors' behalf, and the Acquirors shall reimburse the Elan Companies for the same.

            (iii) The Elan Companies shall provide the Acquirors with all information relating to the Products and the prices thereof, which the Acquirors need in order to comply with applicable rules and regulations relating to P.L. 102-585 as it relates to the FSS and Section 340B of the Public Health Services Act. When requested, such information shall be provided by the Elan Companies to the Acquirors promptly, and in any event, within ten (10) Business Days after any Acquiror's written request thereof.

            (e) Promptly following the Closing, the Acquirors will be responsible for receiving and processing customer orders and for shipping and invoicing customers for the Products. Promptly following the Closing, the Parties will jointly issue a letter to customers within the trade (wholesalers and distributors) notifying such customers that all future Product orders are to placed with the Acquirors, and providing the appropriate contact information for the Acquirors' personnel.

            (f) In the event that the Acquirors increase the published Wholesaler Acquisition Cost ("WAC") of any of the Products during the applicable Interim Rebate Period, the Acquirors shall (i) promptly notify the Elan Companies of such increase and (ii) reimburse the Elan Companies the difference between the previous WAC and such new increased WAC as it pertains to returns and the affected rebates, chargebacks and administrative fees.

            SECTION 8.09. Indigent Patient Program. The Elan Companies shall, through their subcontractor, continue to process claims for the Products under the Indigent Patient Program until the Closing Date.

            SECTION 8.10. Employee Matters. (a) Effective as of the Closing, the Acquirors shall offer to employ on an at-will basis each of the primary-care business unit field sales force and management personnel and internal Elan personnel dedicated to the Businesses, in each case as set forth on Schedule
8.10 of the Elan Disclosure Sched-
ule (collectively, the "Employees") who is actively employed as of the Closing, in each case with substantially the same responsibilities and duties and at a total base salary plus target bonus opportunity or hourly rate not less than the total base salary plus target bonus opportunity or hourly rate then applicable to such Employee immediately prior to the Closing, with such employment to commence as of the Closing. Such offers of employment shall be delivered to applicable Employees prior to the Closing. For purposes of this Section 8.10(a), an Employee will be treated as "actively employed" if as of the Closing such person is actively at work, or on vacation, holiday, jury duty, military leave, sick leave (not including short-term or long-term disability) or bereavement leave. In addition, each Employee who as of the Closing is not actively employed but is on an approved leave of absence (other than long-term disability), and who within 120 days following the Closing presents himself or herself to the Acquirors as ready to commence active employment with the Acquirors, shall at such time also be offered employment on an at-will basis on the terms set forth above. The Acquirors shall not be required to offer to employ any Employee who
(i) is on long-term disability as of the Closing or (ii) is on short-term disability as of the Closing and goes on long-term disability prior to returning to active employment with the Elan Companies. Except as specifically provided in this Section 8.10(a), Acquirors shall determine in their sole discretion the terms and conditions of employment to be offered to Employees. Effective as of the Closing, the Elan Companies shall terminate the employment of each Employee who receives an offer of employment from the Acquirors in accordance with this
Section 8.10(a). Each Employee who becomes employed by the Acquirors is herein referred to as a "Hired Employee".

            (b) Effective as of the Closing (or on any later date of hire by the Acquirors in the case of an Employee not actively employed at the Closing), all Employees shall cease participation in all Employee Benefit Plans subject to the terms of such plans.

            (c) Effective as of the Closing (or on any later date of hire by the Acquirors in the case of an Employee not actively employed at the Closing), Employees who are participants in the Elan 401(k) Savings Plan ("Elan's 401(k) Plan") shall cease to be eligible for any future contributions to Elan's 401(k) Plan except with respect to compensation from the Elan Companies prior to the Closing and as provided under Elan's 401(k) Plan, and shall be entitled to a distribution of their account balances under Elan's 401(k) Plan in accordance with such plan and as permitted by the Code. Hired Employees who receive an eligible rollover distribution (within the meaning of Section 402(c)(4) of the Code, including a direct transfer of an eligible rollover distribution within the meaning of Section 401(a)(31) of the Code) from Elan's 401(k) Plan shall, subject to the provisions of Section 402 of the Code, be permitted to make a rollover contribution to a defined contribution plan of the Acquirors ("Acquiror's Defined Contribution Plan"); provided, however, that the Acquirors are reasonably satisfied (consistent with the regulations promulgated under Section 401(a)(31) of the Code) that Elan's 401(k) Plan meets the requirements of Section 401(a) of the Code.

            (d) As of the Closing, the Acquirors shall, with respect to their vacation, 401(k) and other employee benefit plans, policies, programs or arrangements that contain a service credit component and that are maintained by the Acquirors after the Closing (solely to the extent applicable to such Hired Employee), credit each Hired Employee with the applicable service credited for such Hired Employee's duration of employment by the Elan Companies (or any predecessor to the Elan Companies) for purposes of their Employee Benefit Plans.

            (e) Hired Employees shall be eligible to enroll in a health plan determined by the Acquirors as of the Closing without (i) any waiting periods,
(ii) any evidence of insurability or (iii) application of any pre-existing physical or mental condition restrictions, except to the extent that such waiting periods, evidence of insurability or pre-existing mental or physical condition restrictions would apply under the applicable Elan Companies' medical benefit plan and be permitted by Law. Without limiting the generality of Section 3.01(b)(ix) and Section 3.01(b)(x), the Elan Companies shall retain responsibility for all payment of benefits under its medical benefit plan to Hired Employees (and their eligible dependents) for claims incurred prior to Closing. The Acquirors shall be responsible for claims for medical benefits incurred by each Hired Employee (and his or her dependents) on or after each such Hired Employee's date of hire by the Acquirors under the Acquirors' medical benefit plan applicable to the Hired Employees. For purposes of the preceding sentences, a claim shall be deemed to have been incurred on the date on which medical or other treatment or service was rendered and not the date of inception of the related illness or injury or the date of submission of a claim related thereto. The Acquirors shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Hired Employee (and his or her eligible dependents) during the calendar year in which the date of hire by the Acquirors occurs for purposes of satisfying such year's deductible and co-payment limitations and out-of-pocket maximums under the relevant welfare benefit plans in which such Hired Employee (and his or her eligible dependents) will be eligible to participate after the Closing. Without limiting the generality of
Section 3.01(b)(ix) and Section 3.01(b)(x), the Elan Companies and their Affiliates shall retain sole responsibility for all Liabilities in respect of continuation coverage of health insurance under Section 4980B of the Code or
Part 6 of Title I of ERISA or other similar state or local law to Employees and any other current and former employees of the Elan Companies and their Affiliates and their eligible dependents with respect to "qualifying events" (as defined in Section 4980B of the Code) occurring on or prior to the Closing.

            (f) The Acquirors and the Elan Companies expressly acknowledge and agree that the Acquirors shall be obligated, in respect of any Hired Employee whose employment is involuntarily terminated by the Acquirors within six months following the Closing, to pay all amounts and benefits that the Elan Companies would have been required to pay under the Elan U.S. Severance Plan (the "Elan Severance Plan") had the Elan Companies retained such Hired Employee as of the Closing and terminated such Hired Employee on the date terminated by the Acquirors so long as (x) such Hired Employee's employment was terminated under circumstances entitling such Hired Employee to severance benefits under the terms of the Elan Severance Plan as in effect on the date hereof, and (y) such Hired Employee executes a valid waiver and release in substantially the same form as the Waiver and Release Agreement (as defined in the Elan Severance Plan) which remains unrevoked by such Hired Employee for the applicable seven-day revocation period provided therein. Nothing in this Sec-tion 8.10 shall be construed as limiting the Acquirors' right to terminate any Hired Employee at any time, with or without cause. The Elan Companies shall have no Liability or obligation with respect to severance benefits that may become payable under any severance benefit plan or arrangement of the Acquirors applicable to Hired Employees.

            (g) The Acquirors shall be responsible for all Liabilities, obligations, costs, claims, proceedings and demands, under the WARN Act, or any state plant closing or notification law, or similar Law in other jurisdictions, arising out of, or relating to, (i) in respect of Employees, the failure of the Acquirors to offer employment to Employees in accordance with Section 8.10(a), or (ii) in respect of Hired Employees, any actions taken by the Acquirors or their Affiliates after Closing; provided, however, that the Acquirors shall not be responsible for any such Liabilities, obligations, costs, claims, proceedings and demands to or in respect of any employees of the Elan Companies other than the Employees.

            (h) The Elan Companies shall make pro rata bonus payments (the "Stub Period Bonus") to Hired Employees in respect of each quarterly, annual or other applicable performance period under the relevant Employee Benefit Plans that has not yet been completed as of the Closing (each such period, the "Performance Period"). Such Stub Period Bonuses shall be computed under the terms of the applicable bonus plan, consistent with past practice. The Stub Period Bonus shall be paid to the Hired Employees as soon as practicable following the Closing and the determination of such amounts.

            (i) Following the date of this Agreement, the Elan Companies shall use commercially reasonable efforts to provide the Acquirors with all information and data reasonably requested by the Acquirors in connection with the Acquirors' rights and obligations under this Section 8.10, including exchanging information and data relating to employee benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law).

            SECTION 8.11. Bulk Transfer Laws. The Acquirors hereby waive compliance by the Elan Companies and their respective Subsidiaries with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Purchased Assets to the Acquirors.

            SECTION 8.12. Covenant Not to Compete. (a) For a period of three (3) years following the Closing Date (the "Applicable Period"), neither the Elan Parent nor any of its Subsidiaries, nor its or their respective successors or assigns nor any of its or their respective agents acting on their behalf, shall engage, license or assist another to engage (which restriction with respect to assisting others will commence on the Original Agreement Date) in the marketing, distribution or sale of (i) Skelaxin, any Skelaxin Product Improvement or any Generic Skelaxin in the Skelaxin Territory or (ii) Sonata, any Sonata Line Extension, or any Generic Sonata in the Sonata Territory (each, a "Competing Product"). Notwithstanding the foregoing sentence, if the Elan Parent or any of its Subsidiaries signs a definitive agreement with respect to a merger or acquisition by which such Person would acquire rights (other than residual financial rights) in a Competing Product at any time during the Applicable Period, then such Person (or the entity which acquired such Person or into which such Person has merged) shall have nine (9) months from the closing of such definitive agreement to divest itself of such rights in the Competing Product (unless the Acquirors agree in writing that such divestiture is not required) and, during such nine (9) month period, the manufacture, promotion, marketing and/or sale of such Competing Product shall not be in violation of this Section 8.12. In the case of divestiture under the preceding sentence, such divestiture can occur by either (x) an outright sale of all rights in the Competing Product to a third party or (y) an out-license to a third party (exclusive as to the Elan Parent and its Subsidiaries, except that the Elan Parent and its Subsidiaries may continue manufacturing the Competing Product for the licensee for a reasonable period of time) of the right to make, have made, use, sell, offer for sale and import such Competing Product; provided, however, that the Elan Parent and its Subsidiaries may only retain residual financial rights to such Competing Product and must not exercise or have the ability to exercise any role or influence in any manner over the performance of any clinical trials with respect to such Competing Product, or the sale, offering for sale or other promotion of such Competing Product.

            (b) In addition, no Elan Company will solicit any Hired Employee of the Acquirors or their Subsidiaries for the purpose of having any such employee terminate his or her employment with the Acquirors or their Subsidiaries for a period of two years following the Closing Date; provided, however, that this Section 8.12(b) shall not prohibit general solicitations of or advertisement for employment by the Elan Companies that are not generally directed at Hired Employees.

            (c) It is the intention of the parties that if any of the restrictions or covenants contained in this Section 8.12 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, such provision shall be construed and interpreted or reformed so as to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law. Each of the parties acknowledges, however, that this Section 8.12 has been negotiated by the parties and that the geographical and time limitations on activities, are reasonable in light of the circumstances pertaining to the parties.

            (d) In the event of any breach or threatened breach by of any provision of this Section 8.12, the other party shall be entitled to seek injunctive or other equitable relief restraining such party from competing or soliciting in violation of this Section 8.12. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Damages.

            (e) For the avoidance of doubt, if any Person acquires Control of the Elan Parent, whether by stock purchase, merger or other transaction, no provision of this Sec-tion 8.12 shall apply to such acquiror or its Affiliates other than the Elan Parent and its Subsidiaries but this Section 8.12 shall continue to apply to the Elan Parent and its Subsidiaries; provided, however, that the Elan Parent and its Subsidiaries may transfer drug delivery technologies or any other assets to such acquiror even if such acquiror uses such assets in a Competing Product, so long as the drug delivery technologies or other assets transferred by the Elan Parent and its Subsidiaries do not themselves comprise a Competing Product.

            (f) After the Closing, the Elan Companies shall not sell Skelaxin to any Person that the Elan Companies believe will resell such Skelaxin in the Skelaxin Territory. After the Closing, the King Companies shall not sell Skelaxin to any Person (other than the Elan Companies) that the King Companies believe will resell such Skelaxin outside of the Skelaxin Territory.

            SECTION 8.13. Further Assurances. (a) On and after the Closing Date, the Elan Companies shall from time to time, at the request of the Acquirors, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as the Acquirors may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in the Acquirors good and marketable title to the Purchased Assets (including assistance in the collection or reduction to possession of any of the Purchased Assets).

            (b) On and after the Closing Date, the Acquirors shall from time to time, at the request of the Elan Companies, take such actions as the Elan Companies may reasonably request, in order to more effectively consummate the transactions contemplated hereby, including the Acquirors' assumption of the Assumed Liabilities.

            SECTION 8.14. HSR Act and Irish Competition Act Filings. (a) The Acquiror Parent and the Acquirors and the Elan Companies shall each: (i) take promptly following the Original Agreement Date all actions necessary to make the filing required of such party or any of its Affiliates under the HSR Act or notification required of such party or any of its Affiliates under the Irish Competition Act, but in any event within fourteen (14) Business Days after the Original Agreement Date; (ii) comply at the earliest practicable date with any request for additional information or documentary material received by such party or any of its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and from the equivalent Irish Competition Authority pursuant to the Irish Competition Act; and (iii) cooperate with the other parties in connection with any filing under the HSR Act and any notification under the Irish Competition Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated under this Agreement, the Related Agreements, the Wyeth/Elan Agreements or the Wyeth/King Agreements commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general or the Irish Competition Authority. Each of the Elan Companies, on one hand, and the Acquiror Parent and the Acquirors, on the other hand, shall be responsible for its own legal fees for preparing its portion of the HSR Act filings and Irish Competition Act notification.

            (a) In furtherance and not in limitation of the other covenants of the parties contained herein, each party shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the consummation of the transactions contemplated hereby under any antitrust Law. If any administrative, judicial or legislative Action or Proceeding is instituted (or threatened to be instituted) challenging the sale and purchase of any of the Purchased Assets or any other transaction as violative of any antitrust Law, each party shall cooperate and use commercially reasonable efforts to vigorously contest and resist any such Action or Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order that is in effect and that restricts, prevents or prohibits consummation of the sale and purchase of the Purchased Assets or any other transaction contemplated under this Agreement, the Related Agreements, the Wyeth/Elan Agreements and the Wyeth/King Agreements.

            (b) Each party shall promptly inform the other parties of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or the Irish Competition Authority regarding any of the transactions contemplated under this Agreement, the Related Agreements, the Wyeth/Elan Agreements and the Wyeth/King Agreements. Each party shall advise the other parties promptly of any understandings, undertakings or agreements that such party proposes to make or enter into with the Federal Trade Commission, the Antitrust Division of the Department of Justice or the Irish Competition Authority in connection with the transactions contemplated under this Agreement, the Related Agreements, the Wyeth/Elan Agreements and the Wyeth/King Agreements.

            SECTION 8.15. Elan Companies' Right of Reference. The Acquirors shall grant the Elan Companies and any of their respective Subsidiaries a right of cross-reference or right of reference, including as that term is defined in 21 C.F.R. Section 314.3(b), to all existing Skelaxin Governmental Permits, Drug Master Files ("DMFs") or other regulatory submissions relating to Skelaxin as is necessary to support research, development, regulatory registration, manufacture, distribution, marketing, sale and promotion of Skelaxin and Current Skelaxin Product Improvements outside of the Skelaxin Territory. The Acquirors shall provide a signed statement to this effect, if requested by any of the Elan Companies or any of their respective Subsidiaries, in accordance with 21 C.F.R.
Section 314.50(g)(3). The Acquirors shall keep the Skelaxin Governmental Permits and DMFs up-to-date in the Skelaxin Territory, and shall inform the Elan Companies prior to any modifications in order to permit the Elan Companies to amend or supplement any affected regulatory application or file relating to Skelaxin outside of the Territory. At the Elan Companies' or any of their respective Subsidiaries' request and expense, the Acquirors shall provide a copy of any regulatory application or file relating to Skelaxin that is the subject of a right of cross-reference or right of reference pursuant to this Section 8.15.

            SECTION 8.16. Litigation Substitution. (a) The King Companies agree and acknowledge that, promptly after the Closing, the applicable King Companies shall be substituted as the plaintiff in Case No. EDNY 03 CV 0006, Elan Pharmaceuticals, Inc. v. Eon

Labs, Inc., pending in the U.S. District Court for the Eastern District of New York and Case No. 03-1013, Elan Pharmaceuticals, Inc. v. Corepharma, LLC, pending in the District of New Jersey, and in any other litigations filed by EPI prior to the Closing in response to any certifications filed by any third party pursuant to 21 U.S.C. Section 355(b)(2)(A) or Section 355(j)(2)(A)(vii) relating to the Purchased Assets (the "Patent Litigations"). The Acquirors and EPI will use their respective commercially reasonable efforts to accomplish such substitution(s) as soon as possible following the Closing. In the event that, for whatever reason, a King Company cannot be substituted as plaintiff in the Patent Litigations, the parties agree that a King Company shall be the lead plaintiff in the Patent Litigations (with the rights and duties customarily associated therewith). From the Closing through and including the earlier to occur of (x) a Skelaxin Adverse Determination Event or (y) the payment by the Acquirors of the additional Purchase Price in respect of the Skelaxin Assets set forth in Section 4.06, the Acquirors shall not settle or compromise the Patent Litigations, if such settlement or compromise would reasonably be likely to result in a Skelaxin Adverse Determination Event on or before December 31, 2003, without the prior written consent of EPI. The Elan Companies shall cooperate with the King Companies in all respects regarding the Skelaxin Proceedings (as defined in the Joint Litigation and Prosecution Agreement), including without limitation any Patent Litigation and all decisions with respect to the filing and prosecution of any Patent Litigations, including without limitation any decision regarding whether or not, and when, to respond to any such certification and/or initiate any particular Patent Litigation, to the extent permitted by relevant privileges and work product, written agreements and prior orders in the matter affecting confidentiality of information. EPI will cooperate reasonably with the King Companies in a full and complete transition of activity in all Patent Litigations, including sharing with the King Companies documents reasonably necessary to accomplish the transition, to the extent permitted by relevant privileges and work product, written agreements and prior orders in the matter affecting confidentiality of information, making all persons, documents and things in the possession or control of EPI available to King Companies for use in connection with, or to provide testimony regarding, the Patent Litigations. King Companies and EPI shall bear their own expenses in the conduct of the Patent Litigations and in carrying out their obligations under this Section 8.16, including fees of their own attorneys.

            (b) To the extent EPI is subject to third party discovery in any of the Patent Litigations following the substitution of such Acquiror, EPI shall have the right to be represented by independent counsel; provided, however, that EPI shall coordinate and cooperate with such Acquiror in the conduct of the Patent Litigations. Each of such Acquiror and, subject to the foregoing, EPI, to the extent involved as a third party in any of the Patent Litigations or in any future litigation or proceeding involving Skelaxin, shall retain the right to make its own independent judgments in all matters on all issues in connection with such Patent Litigations and any such future litigation or proceeding involving Skelaxin; provided, however, that EPI shall obtain such Acquiror's prior consent before asserting any position, argument or defense, or filing any motion or other pleading; and provided further, however, that EPI shall not assert any position, argument or defense in any litigation or proceeding that may be contrary or detrimental to the position, argument or defense asserted by such Acquiror, nor refrain from asserting any position, argument or defense that is contrary or detri-mental to the position, argument or defense opposed by such Acquiror. EPI hereby expressly conveys to such Acquiror the right to sue for the past infringement by Eon Labs, Inc., and all other defendants in the Patent Litigations or otherwise, or by any third party in connection with the patents which are the subject of this Agreement.

            (c) Such Acquiror hereby acknowledges that EPI is under no obligation to provide such Acquiror with any information protected by the attorney-client privilege or attorney work product immunity. Unless otherwise agreed by EPI and such Acquiror, (a) in the event that EPI inadvertently produces information known to such Acquiror to be privileged or work product, or which is subsequently identified as such, such Acquiror shall not disclose that information to any third party, including, but not limited to, any governmental or judicial body, or use that information in any manner whatsoever, absent an Order to do so, (b) to the extent such information is contained in documents or things, such Acquiror shall return such documents or things to EPI, and (c) prior to disclosing or using any such privileged or work product information pursuant to an administrative or court order, such Acquiror shall make all commercially reasonable efforts to provide EPI with a reasonable opportunity to intervene and participate and oppose the order.

            (d) This Agreement shall not create any agency or similar relationship between such Acquiror and EPI regarding the Patent Litigations. Unless otherwise agreed by EPI and the Acquiror, no party shall have the authority to waive any applicable privilege or immunity on behalf of any other party; nor shall any waiver of an applicable privilege or immunity by the conduct of any party be construed to apply to any other party. The parties understand that this Agreement does not create any attorney-client relationship between the parties. EPI and such Acquiror will mutually discuss whether a common interest or joint defense privilege is appropriate for the transition in the Patent Litigations and enter into any agreements necessary or helpful, in the reasonable judgment of both EPI and such Acquiror, to facilitate such Acquiror's assumption, control and continued prosecution of the Patent Litigations.

            SECTION 8.17. Cooperation Regarding Financial Statements. In the event that the Acquirors are required to include any audited financial statements with respect to the Businesses in any filing to be made by the Acquiror under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, with respect to or as a result of the transactions contemplated by this Agreement, the Related Agreements, the Wyeth/Elan Agreements or the Wyeth/King Agreements, the Elan Companies shall, beginning promptly after the date of this Agreement, (i) use commercially reasonable efforts to provide the Acquirors with the financial statements and other information and documents pertaining to the Businesses that the Acquirors will be required by applicable rules and regulations of the Securities and Exchange Commission to include in its filings; provided, however, that notwithstanding the foregoing, such financial statements and other information shall be delivered to the Acquirors no later than 60 days following the Closing Date, and (ii) use commercially reasonable efforts to cause the accountants for the Elan Companies to deliver such information and provide access to files and work papers in connection therewith as the Acquirors may reasonably request.

            SECTION 8.18. No Solicitation. (a) Notwithstanding any waivers given by Acquiror Parent to the Elan Companies prior to the date hereof, from and after the date hereof and up to and including the Termination Date, without the prior written consent of the Acquirors, no Elan Company will authorize or permit any representative or employee of any Elan Company to (i) directly or indirectly solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person, (ii) engage in any discussion or negotiation relating thereto or furnish information with respect to the Elan Companies in connection therewith, except as may be required in the exercise by it of its fiduciary duties under applicable law after receipt of an Acquisition Proposal which was unsolicited and did not otherwise result from a breach of this Section 8.18(a); provided, however, that the Elan Companies shall furnish copies of any such information to the Acquirors contemporaneously with the furnishment to any such Person (which furnishment to such Person shall be subject to a customary confidentiality agreement), or (iii) accept or agree to accept any Acquisition Proposal. If any Elan Company receives any such inquiries, offers or proposals it shall promptly notify the Acquirors orally and in writing of such event. If any Elan Company receives an Acquisition Proposal, such Elan Company shall promptly notify the Acquirors in writing after the receipt thereof (including providing a copy thereof in writing), the terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal. Such Elan Company also shall promptly notify the Acquirors of any change to or modification of such Acquisition Proposal. As used herein, "Acquisition Proposal" means any proposal or offer (other than pursuant to this Agreement) to acquire in any manner an ownership interest in any part of the Businesses or the Products.

            (b) Except as may be required in the exercise by them of their fiduciary duties under applicable Law, none of the governing bodies of any of the Elan Companies nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Acquiror Parent or the Acquirors, the approval or recommendation by such governing body or any such committee of this Agreement, the Related Agreements and the Wyeth/Elan Agreements and the transactions contemplated hereunder and thereunder or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal (any such action taken in accordance with the foregoing clause (i) or (ii), an "Adverse Recommendation Change").

            SECTION 8.19. Medical Inquiries and Complaints. The parties will negotiate in good faith to jointly develop written procedures for the administration of, and response to, medical inquiries or complaints concerning Skelaxin by consumers, physicians, pharmacists and other health care professionals, as soon as practicable, but such written procedures shall be in place no later than 30 days after the Closing Date. Each party shall use commercially reasonable efforts to comply with the provisions thereof with respect to Skelaxin. Not-withstanding the foregoing or the joint written procedures, the Acquirors shall exclusively have the right to determine how to respond to medical inquiries and complaints in the Skelaxin Territory and the Elan Companies shall have such exclusive right outside the Skelaxin Territory.

            SECTION 8.20. Wyeth/Elan Supply Agreement; Wyeth/Elan Master Agreement. At the Closing, (a) EPIL or its designee shall assign its rights and obligations under the Wyeth/Elan Supply Agreement to the applicable Acquiror in accordance with the terms of the proviso of the first sentence of Section 8.01 of the Wyeth/Elan Supply Agreement; provided, however, that from the date of this Agreement to the Closing Date, the Elan Companies shall take all actions necessary to be in compliance with Section 9.3 of the Distribution and Co-Promotion Agreement and (b) the Elan Parent and EPIL shall assign their rights under the Wyeth/Elan Master Agreement to the applicable Acquiror in accordance with the terms of the proviso of the first sentence of Section 9.1 thereof.

            SECTION 8.21. Pharma Marketing Settlement Agreement. From the date of this Agreement until the Closing, each of the Elan Companies shall take, or cause to be taken, all action, or do, or cause to be done, all things necessary, proper or advisable under the Pharma Marketing Settlement Agreement in order to consummate and make effective the transactions contemplated by the Pharma Marketing Settlement Agreement and to cause the conditions to the obligations of the other parties thereto to consummate the transactions contemplated thereby to be satisfied at or prior to the Closing. From the date of this Agreement until the Closing, none of the Elan Companies shall take any action, or fail to take any action, that could reasonably be expected to cause a breach by the Elan Companies under the Pharma Marketing Settlement Agreement. The Elan Companies shall take all necessary action to cause Axogen Limited to comply with the foregoing.

            SECTION 8.22. Distribution and Co-Promotion Agreement. The Elan Companies shall terminate the Distribution and Co-Promotion Agreement upon the Closing.

            SECTION 8.23. Skelaxin License. (a) The parties hereto agree and acknowledge that, subject to the terms of this Agreement and except as otherwise set forth in this Section 8.23, solely with respect to use and end users outside of the Skelaxin Territory, the Elan Companies have retained, and do not grant to the Acquirors, any right the Elan Companies may have to make, have made, use, sell, offer for sale, import, develop, distribute, market and otherwise commercialize Skelaxin or any Skelaxin Product Improvement outside of the Skelaxin Territory. To the extent applicable, and subject to the terms of this Agreement, the Acquirors hereby grant to the Elan Companies a non-exclusive, paid-up, royalty-free, perpetual and irrevocable right and license, with the right of sublicense, under the Skelaxin Assets to: (i) make, use, sell, offer to sell Skelaxin in or import Skelaxin into, countries outside of the Skelaxin Territory, but only to and for use by end users who are outside of the Skelaxin Territory; (ii) within the Skelaxin Territory, make and have made Skelaxin for use, sale or export outside the Skelaxin Territory, but only to and for use by end users who are outside of the Skelaxin Territory; and (iii) conduct such studies and trials within and without the

Skelaxin Territory as may be necessary or useful for the Elan Companies, solely outside the Skelaxin Territory, to obtain regulatory approval with respect to Skelaxin. The license to the Elan Companies provided for under this Section 8.23 shall be assignable only upon the prior written consent of the Acquiror Parent and the Elan Parent (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that the rights and obligations provided for by this Section 8.23 may be assigned, in whole or in part, on a country by country or world-wide basis, without such consent, to a person or entity who purchases all or substantially all of the Elan Companies' interest in Skelaxin in such country or the world.

            (b) Notwithstanding anything in this Section 8.23 to the contrary, the Elan Companies agree and acknowledge that the Acquirors shall have the right to conduct such studies and trials outside the Skelaxin Territory as may be necessary or useful for the Acquirors, solely in the Skelaxin Territory, to obtain regulatory approval with respect to Skelaxin and the Elan Companies hereby grant to the Acquirors a non-exclusive, paid-up, royalty-free, perpetual and irrevocable right and license under any patent or patent application within the Elan Companies' control which claims Skelaxin to, outside of the Skelaxin Territory, make, have made and use Skelaxin solely in connection with such studies and trials. The Elan Companies hereby further grant to the Acquirors a non-exclusive, paid-up, royalty-free, perpetual and irrevocable right and license outside the Skelaxin Territory to make and have made Skelaxin for use, sale in and export to the Skelaxin Territory, but only to and for use by end users who are within the Skelaxin Territory. The license to the Acquirors provided for under this Section 8.23 shall be assignable only upon the prior written consent of the Elan Parent (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that the rights and obligations provided for by this Section 8.23 may be assigned, in whole or in part, on a country by country or world-wide basis, without such consent, to a person or entity who purchases all or substantially all of the Acquirors' interest in Skelaxin in the Skelaxin Territory.

            (c) Promptly after the execution of this Agreement, the parties hereto shall meet to coordinate all aspects of material logistics relating to the commercialization and supply of Skelaxin outside of the Skelaxin Territory, including, but not limited to, procedures relating to regulatory compliance matters and clinical coordination associated with the supply of Skelaxin outside of the Skelaxin Territory. The Elan Companies, solely with respect to use or end users outside of the Skelaxin Territory, may purchase their reasonable requirements for Skelaxin manufactured by the Acquirors for delivery outside of the Skelaxin Territory, but only upon such on terms and conditions, including price, as are acceptable to both parties hereto. Subject to applicable legal requirements, the King Companies may affix labeling on Skelaxin sold to the Elan Companies for purposes of sale outside of the Skelaxin Territory indicating that such Skelaxin may not be resold in the Skelaxin Territory. Following the Closing Date, the parties hereto shall cooperate in good faith to apply for a new NDC code to be applicable to sales of Skelaxin outside of the Skelaxin Territory and shall use commercially reasonable efforts to cause such NDC code to be issued as promptly as practicable.

            SECTION 8.24. NanoCrystal Technology. Upon the Closing and immediately following the execution and delivery of the Development Agreement, and subject solely to the Elan Companies' contractual obligations existing as of the date of this Agreement, the Development Agreement shall be deemed to be amended to strike the term "NanoCrystal Technology" (as that term is defined in the Wyeth/Elan Development Agreement) from the definition of "Excluded Technology" and all of the licenses and rights granted to Purchaser therein shall be deemed to include the NanoCrystal Technology. During the period from execution of this Agreement to the Closing, if any, Elan shall not take any actions which would prevent use of the NanoCrystal Technology to conduct any of the activities or preclude a grant to the Acquirors of any of the rights or licenses contemplated by the Development Agreement with respect to the NanoCrystal Technology. The Acquirors acknowledge that Elan may, prior to or after the Closing, sell, license or transfer the NanoCrystal Technology intellectual property or sell or transfer the business encompassing the NanoCrystal Technology; provided, however, that any such sale, license or transfer shall require any subsequent purchaser, licensee or transferee to expressly acknowledge and abide by the obligations of this Section 8.24 and the Development Agreement as it relates to the NanoCrystal Technology. Notwithstanding any other provision of the Development Agreement, Elan makes no representations and warranties with respect to the commercial or technical suitability, patentability or intellectual property regarding or arising out of the application or use of NanoCrystal Technology, particularly with reference to a reformulation of zaleplon. In the event of a conflict between this provision and the Development Agreement, this provision shall govern.

            SECTION 8.25. Additional Skelaxin Formulations. (a) Subject to Elan's contractual obligations existing as of the execution hereof, Elan and the Acquirors shall initiate a development program to reformulate the current dosage form of Skelaxin either as a pharmaceutical combination containing metaxalone and another active ingredient or as a new formulation comprising metaxalone using drug delivery technology within Elan's Control (including, without limitation, as applicable, Elan's PRODAS(R), SODAS(R) technology or NanoCrystal Technology) (a "Modified Release Skelaxin"). Elan shall conduct preliminary studies in support of such development as soon as practicable after the execution of this Agreement and any expenses incurred by Elan between execution of this Agreement and the Closing as a result of the activities contemplated by this Section 8.25 shall be paid by the Acquirors upon either the Closing or the termination of this Agreement. Prior to the Closing, the parties hereto shall discuss the status of the preliminary development work provided for herein. As soon as reasonably practicable following execution hereof, but in no event more than three (3) months after a Closing, the parties hereto will negotiate in good faith and execute a separate formulation agreement which shall contain the economic and other terms provided for on Schedule 8.25 of the Elan Disclosure Schedule (the "Skelaxin Formulation Agreement"). The activities contemplated by this Section 8.25 or the execution of any agreements relating to a Modified Release Skelaxin shall not be a condition to a Closing.

            (b) Until the execution of the Skelaxin Formulation Agreement and in accordance with its terms, as to any Modified Release Skelaxin, regardless of the Acquirors' ownership of any Purchased Assets constituting a Current Skelaxin Product Improvement, the

Elan Companies shall not be deemed to have granted to the Acquirors any license to any other patent or patent application, regulatory approval rights, manufacturing know-how or other proprietary right that may be required to make, have made, use, sell, offer for sale, import, export or otherwise commercialize such a Modified Release Skelaxin.

            (c) Notwithstanding anything in this Section 8.25 to the contrary and except as set forth in the Skelaxin Formulation Agreement, a Modified Release Skelaxin and any method of making, having made, using, selling, offering for sale or importing a Modified Release Skelaxin, solely for the purposes of
Section 8.12, shall constitute a Skelaxin Product Improvement.

            SECTION 8.26. Annual Adjustment Amount. The Elan Companies hereby agree to pay to the Acquirors the portion of the Annual Adjustment Amount (as defined in the Wyeth/Elan Supply Agreement) that relates to the period from January 1, 2003 through and including the Amendment and Restatement Effective Date (as defined in the Wyeth/Elan Supply Agreement) promptly after the Acquirors have paid such Annual Adjustment Amount pursuant to Section 2.01(b) of the Wyeth/Elan Supply Agreement and delivered to the Elan Companies a copy of the officer's certificate referred to in such Section 2.01(b). The Acquirors agree to provide the Elan Companies with the audit rights with respect to such certificate as is provided to the Supplier (as defined in the Wyeth/Elan Supply Agreement) pursuant to Section 5.01(c) of the Wyeth/Elan Supply Agreement.

                                   ARTICLE IX

                        CONDITIONS TO THE OBLIGATIONS OF
                       THE ELAN COMPANIES FOR THE CLOSING

            The obligation of the Elan Companies to effect the Closing is subject to the satisfaction (or waiver by the Elan Companies), at or before the Closing, of each of the following conditions:

            SECTION 9.01. Representations, Warranties and Covenants. All representations and warranties of the Acquiror Parent and the Acquirors contained in this Agreement or any Related Agreement (i) which are not qualified by Acquiror Material Adverse Effect shall be true and correct except as will not have an Acquiror Material Adverse Effect and (ii) which are qualified by Acquiror Material Adverse Effect shall be true in all respects, in each case on and as of the Closing Date as though given on and as of such date (or, in the case of each representation and warranty which expressly speaks as of an earlier date, as of the earlier date as of which such representation and warranty speaks), and the Acquiror Parent and the Acquirors shall have performed in all material respects all agreements and covenants required by this Agreement or any Related Agreement to be performed by them prior to or on the Closing Date, and the Elan Companies shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Acquiror Parent and each Acquiror.

            SECTION 9.02. No Actions or Proceedings. No Orders prohibiting the transactions contemplated by this Agreement, the Related Agreements, the Wyeth/Elan Agreements and the Wyeth/King Agreements shall have been instituted or threatened and not settled or otherwise terminated. No Law shall have been enacted, entered, promulgated or enforced by any Governmental or Regulatory Authority that is in effect and has the effect of making the purchase and sale of the Purchased Assets illegal or otherwise prohibiting the consummation of such purchase and sale or the other transactions contemplated by this Agreement, the Related Agreements, the Wyeth/Elan Agreements and the Wyeth/King Agreements. The parties shall have received any clearance that may be required under the HSR Act and the Irish Competition Act.

            SECTION 9.03. Consents. All Elan Governmental Consents and all the Elan Third Party Consents set forth on Schedules 6.03(a) of the Elan Disclosure Schedule and Acquiror Governmental Consents set forth on Schedule 7.03 of the Acquiror Disclosure Schedule shall have been obtained or made, as the case may be.

            SECTION 9.04. Elan Shareholder Approval. The Elan Shareholder Approval shall have been obtained.

            SECTION 9.05. Wyeth/King Agreements. Each of the Wyeth/King Agreements shall have been executed and delivered by each of the parties thereto.

            SECTION 9.06. Absence of Acquiror Material Adverse Effect. No event or circumstance shall have occurred that would have an Acquiror Material Adverse Effect.

            SECTION 9.07. Wyeth/Elan Supply Agreement. The Wyeth/Elan Supply Agreement shall have been assigned by EPIL to the applicable Acquiror in accordance with its terms.

                                   ARTICLE X

                  CONDITIONS TO THE OBLIGATIONS OF THE ACQUIROR
                    PARENT AND THE ACQUIRORS FOR THE CLOSING

            The obligation of the Acquiror Parent and the Acquirors to effect the Closing is subject to the satisfaction (or waiver by the Acquiror Parent and the Acquirors), at or before the Closing, of each of the following conditions:

            SECTION 10.01. Representations, Warranties and Covenants. All representations and warranties of the Elan Companies contained in this Agreement or any Related Agreement (i) which are not qualified by Material Adverse Effect shall be true and correct except as will not have a Material Adverse Effect and
(ii) which are qualified by Material Adverse Effect shall be true in all respects, in each case on and as of the Closing Date as though given on and as of such date (or, in the case of each representation and warranty which expressly speaks as of an earlier date, as of the earlier date as of which such representation and warranty speaks), the representations and warranties set forth in Section 6.20 shall be true and correct as of the date hereof and the Elan Companies shall have performed in all material respects all agreements and covenants required by this Agreement or any Related Agreement to be performed by them prior to or on the Closing Date, and the Acquirors shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of each Elan Company.

            SECTION 10.02. No Actions or Proceedings. No Orders prohibiting the transactions contemplated by this Agreement, the Related Agreements, the Wyeth/Elan Agreements and the Wyeth/King Agreements shall have been instituted or threatened and not settled or otherwise terminated. No Law shall have been enacted, entered, promulgated or enforced by any Governmental or Regulatory Authority that is in effect and has the effect of making the purchase and sale of the Purchased Assets illegal or otherwise prohibiting the consummation of such purchase and sale or the other transactions contemplated by this Agreement, the Related Agreements, the Wyeth/Elan Agreements and the Wyeth/King Agreements. The parties shall have received any clearance that may be required under the HSR Act and the Irish Competition Act. There shall not have been rendered an opinion in any of the Patent Litigations granting summary judgment adverse to any of the Elan Companies on the grounds that (i) any of the Skelaxin Patent Rights that are the subject of the Patent Litigations are unenforceable or (ii) all asserted claims of the Skelaxin Patent Rights are invalid or not infringed.

            SECTION 10.03. Consents. All Elan Governmental Consents and all the Elan Third Party Consents set forth on Schedules 6.03(a) and 2.04(a) of the Elan Disclosure Schedule and Acquiror Governmental Consents set forth on Schedule
7.03 of the Acquiror Disclosure Schedule shall have been obtained or made, as the case may be.

            SECTION 10.04. Elan Shareholder Approval. The Elan Shareholder Approval shall have been obtained.

            SECTION 10.05. Wyeth/King Agreements. Each of the Wyeth/King Agreements shall have been executed and delivered by each of the parties thereto.

            SECTION 10.06. Absence of Material Adverse Effect. No event or circumstance shall have occurred that would have a Material Adverse Effect.

                                   ARTICLE XI

                                 INDEMNIFICATION

            SECTION 11.01. Survival of Representations, Warranties, Covenants, Etc. The representations and warranties and covenants and agreements to be performed at or prior to the Closing of the Elan Companies or the Acquiror Parent and the Acquirors contained in this Agreement and the Related Agreements shall terminate twelve (12) months following the Closing Date (the "Expiration Date"); provided, however, that any claim (i) with respect to a breach of a representation or warranty relating to title to Skelaxin Intellectual Property, the Sonata Copyrights or the Skelaxin Product Registrations shall not expire until three (3) years following the Closing Date and (ii) based upon a breach of a covenant or an agreement contained in this Agreement or any Related Agreement to be performed after the Closing Date shall not expire and shall continue in perpetuity. So long as an Indemnified Party gives an Indemnification Claim Notice for such a claim on or before the Expiration Date or the applicable date set forth in clause (i) or (ii) above, such Indemnified Party shall be entitled to pursue its rights to indemnification.

            SECTION 11.02. Indemnification. (a) Subject to Sections 11.01 and 11.03, from and after the Closing, the Elan Companies shall jointly and severally indemnify, reimburse, defend and hold harmless the Acquiror Parent and the Acquirors, each of their Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all costs, losses, damages, including natural resource damages, fines, penalties, judgments, lawsuits, deficiencies, claims and expenses (including reasonable fees and disbursements of attorneys and other professionals, including third-party consultants and, to the extent allowable at Law, medical monitoring costs and expenses) of every kind and nature (collectively, "Damages") incurred in connection with, arising out of, resulting from or incident to (i) any breach of a representation, warranty, covenant or agreement of an Elan Company made in this Agreement or the Related Agreements or (ii) any Excluded Liabilities.

            (b) Subject to Sections 11.01 and 11.03, from and after the Closing, the Acquiror Parent and the Acquirors shall indemnify, defend and hold harmless each Elan Company, its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of a representation, warranty, covenant or agreement of the Acquiror Parent and the Acquirors made in this Agreement or the Related Agreements or
(ii) any Assumed Liabilities (except for any reimbursements actually paid by the Acquirors to any Elan Company or applicable Subsidiary pursuant to Section 3.01(v)).

            (c) The indemnified party shall give the indemnifying party prompt written notice (an "Indemnification Claim Notice") of any Damages or discovery of fact upon which such indemnified party intends to base a request for indemnification under Section 11.02(a) or Section 11.02(b). Failure to give any such Indemnification Claim Notice shall not constitute a waiver of any right to indemnification or reduce in any way the indemnification available hereunder, except to the extent such failure to notify directly increases the amount to be indemnified hereunder. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Damages (to the extent that the nature and amount of such Damages are known at such time). The indemnified party shall furnish promptly to the indemnifying party copies of all papers and official documents received in respect of any Damages. All indemnification claims in respect of a party, its Affiliates or their respective directors, officers, employees and agents (collectively, the "Indemnitees" and each an "Indemnitee") shall be made solely by such party to this Agreement (the "Indemnified Party").

            (d) The obligations of an indemnifying party under this Section
11.02 with respect to Damages arising from claims of any third party that are subject to indemnification as provided for in Section 11.02(a) or Section 11.02(b) (a "Third Party Claim") shall be governed by and be contingent upon the following additional terms and conditions:

            (i) The indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to fully indemnify the indemnified party therefor in accordance with this Agreement, to assume and control the defense thereof with counsel selected by the indemnifying party and reasonably acceptable to the indemnified party (which acceptance shall not be unreasonably withheld or delayed). Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that in the event that a conflict of interest arises between the indemnifying party and its Indemnified Party such that such legal counsel cannot represent both the indemnifying party and the Indemnified Party, the Indemnitee may retain its own legal counsel at the expense of the indemnifying party and the indemnifying party and its counsel shall cooperate with the Indemnified Party and its counsel, as may be reasonably requested. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ at its own expense counsel not reasonably objected to by the indemnifying party separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense, subject to the remaining terms of this Section 11.02(d). The indemnifying party shall be liable for the reasonable fees and expenses of one primary counsel, and to the extent reasonably required in connection with such Third Party Claim, one or more local counsel, and such other counsel as may be reasonably required due to a conflict among indemnified parties, in each case employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. In the event the indemnifying party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. Except as set forth above, should the indemnifying party assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.

            (ii) With respect to any Damages relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee's or the Indemnified Party's becoming subject to injunctive or other relief or otherwise adversely affect the business or reputation of the Indemnitee or the Indemnified Party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the indemnifying party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate; provided, however, that, as a result of or in connection with any such settlement each Indemnitee or Indemnified Party shall receive a full release with respect to such claim. With respect to all other Damages in connection with Third Party Claims or where the indemnified party reasonably determines, after consulting its outside counsel, that such Damages cannot be separated from any claim for money damages, the indemnifying party shall not be entitled to assume the defense of any such Third Party Claim and shall be liable for the reasonable fees and expenses of one primary counsel, and to the extent reasonably required in connection with such Third Party Claim, one or more local counsel, and such other counsel as may be reasonably required due to a conflict among indemnified parties, incurred by the indemnified party in defending such Third Party Claim. In any such case, the indemnifying party shall be entitled to be consulted about (but not control) the defense of, and receive copies of all pleadings and other material papers in connection with, any such claim or litigation. If such other Damages can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages in accordance with this Section 11.02(d). The indemnifying party shall not be liable for any settlement or other disposition of Damages by an Indemnitee or Indemnified Party that is reached without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld, delayed or conditioned). Regardless of whether the indemnifying party chooses to defend or prosecute any Third Party Claim, no Indemnitee or Indemnified Party shall admit any Liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld, delayed or conditioned).

            (iii) Regardless of whether the indemnifying party chooses to defend or prosecute any Third Party Claim, the Indemnified Party and each indemnifying party shall, and shall cause each other Indemnitee or Affiliate of any such indemnifying party, as applicable, to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying party or Indemnified Party, as applicable, to, and reasonable retention by each such Person of, records and information that are reasonably relevant to such Third Party Claim, and making each such Person and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying party shall reimburse each such Person for all its reasonable out-of-pocket expenses in connection therewith.

            (e) In addition, and without giving effect to the provisions of Sections 11.01 and 11.03, the Elan Companies shall jointly and severally, and fully and promptly, indemnify, reimburse, defend and hold harmless the King Companies or their Affiliates, each of their respective officers, directors, employees, agents, successors and assigns from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to any of the King Companies or their Affiliates being found by a court, tribunal or arbitrator to be a necessary party in an action, lawsuit, arbitration or other legal proceeding commenced in accordance with subparagraph 2.2(a) of the Pharma Marketing Settlement Agreement.

            (f) Any claim by the Acquiror Parent and the Acquirors or their Affiliates or any of their respective directors, officers, employees or agents for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to the Acquiror Parent and the Acquirors, nor shall such a claim be adversely affected by the Acquiror Parent's and the Acquirors' Knowledge on or before the Closing Date of any breach of the type specified in this Section 11.02 or of any state of facts that may give rise to such a breach. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations.

            SECTION 11.03. Limitations. (a) In no event shall the Elan Companies or the Acquiror Parent or the Acquirors be liable for any Damages pursuant to a claim based upon a representation or warranty or, if the Closing occurs, a covenant or agreement to be performed at or prior to the Closing and pursuant to
Section 11.02(a)(i) or 11.02(b)(i), as applicable, unless and until (i) the individual claim giving rise to any Damages exceeds $100,000, in which case the Elan Companies or the Acquiror Parent and the Acquirors, as applicable, shall be liable for all Damages arising from such claim, (ii) the aggregate amount of all such Damages exceeds $5,000,000, in which case the Elan Companies or the Acquiror Parent and the Acquirors, as applicable, shall be liable for all such Damages only in excess of such amount, and then (iii) not for any amount in excess of $50,000,000 for all claims made under such Section 11.02(a)(i) or 11.02(b)(i), as applicable, in the aggregate. Notwithstanding the foregoing, the provisions of this Section 11.03(a) shall not be applicable to any breach of any representation or warranty by any party attributable to such party's fraud or willful misrepresentation contained therein.

            (b) The amount of any Damages recoverable by a party under Section
11.02 shall be (i) reduced by (x) the amount of any actual Tax Benefits realized by the Indemnified Party that result from the Liability that gave rise to such indemnity and (y) the amount of any insurance proceeds paid to the indemnified party relating to such claim and (ii) if the Tax Benefits are less than zero, increased by the amount of any actual net Tax cost (i.e., the excess of the Tax increases over the Tax savings actually realized by the Indemnified Party) incurred by the Indemnified Party that results from the receipt of indemnity payments hereunder (grossed up for income Taxes on the amount of the net Tax cost).

            (c) For purposes of any right to indemnification hereunder, the representations and warranties of the Elan Companies, the King Companies and their respective Subsidiaries shall be deemed not qualified by any references therein to materiality generally or to whether or not any breach would result in a Material Adverse Effect or an Acquiror Material Adverse Effect.

            (d) THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES HERETO SHALL NOT EXTEND TO SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION OR LOST PROFITS, OR PUNITIVE DAMAGES.

                                  ARTICLE XII

                           TERMINATION AND ABANDONMENT

            SECTION 12.01. Methods of Termination. Prior to the Closing, the transactions contemplated herein may be terminated and/or abandoned at any time:

            (a) by mutual written agreement of the Elan Companies and the Acquirors;

            (b) by the Elan Companies if the Closing shall not have occurred by July 31, 2003 (the "Termination Date"); provided, however, that the right to terminate the Agreement pursuant to this Section 12.01(b) shall not be available to the Elan Companies if their failure to perform in all material respects any of their obligations under this Agreement or any Related Agreement results in the failure of the Closing to occur by such time;

            (c) following (x) the delivery of the Compliance Information to the Elan Companies and (y) the Scheduled Shareholder Vote Date, by the Acquirors at any time and for any or no reason; provided, however, that, at the time of such termination pursuant to this paragraph (c), the King Companies deliver to the Elan Companies the Compliance Information;

            (d) by either the Elan Companies or the Acquirors if there shall be in effect any Law that prohibits the Closing or if the Closing would violate any non-appealable Order;

            (e) by either the Elan Companies or the Acquirors if the other has breached any material obligation hereunder that remains uncured for a period of 30 days following the delivery of written notice to the breaching party, unless such breach is not capable of cure, in which event the non-breaching party may terminate immediately;

            (f) by either the Elan Companies or the Acquirors if the Elan Shareholder Approval shall not have been obtained at the Elan Shareholder Meeting (or any adjournment thereof);

            (g) by the Acquirors if there is any material breach by the Elan Companies or their governing bodies of the obligations set forth in
      Section 8.18;

            (h) by the Acquirors in the event (i) an Adverse Recommendation Change has occurred or (ii) the board of directors of any of the Elan Companies fails to publicly reaffirm its recommendation of the transactions contemplated by this Agreement, the Related Agreements and the Wyeth/Elan Agreements within five (5) Business Days following receipt by such Elan Company from any of the Acquirors to provide such reaffirmations;

            (i) by the Elan Companies, within five (5) Business Days after the later of (x) June 9, 2003 and (y) ten (10) calendar days prior to the Scheduled Shareholder Vote Date if, on or prior to such date, the King Companies shall not have delivered to the Elan Companies the Compliance Information;

            (j) by the Elan Companies if there shall have occurred any breach of any representation or warranty or any covenant of the King Companies that the Elan Companies believe in good faith would cause the failure of a closing condition set forth in Article IX (and, if prior to the Scheduled Shareholder Vote Date, such breach is incapable of cure prior to the Scheduled Shareholder Vote Date);

            (k) by the Acquirors if (i) there shall have occurred any breach of any representation or warranty or any covenant of the Elan Companies that the King Companies believe in good faith would cause the failure of a closing condition set forth in Article X (and, if prior to the Scheduled Shareholder Vote Date, such breach is incapable of cure prior to the Scheduled Shareholder Vote Date) and (ii) at the time of such termination pursuant to this paragraph (k), the King Companies deliver to the Elan Companies the Compliance Information; and

            (l) by the Elan Companies, on or prior to May 21, 2003, if the Acquiror Parent shall have failed to comply with Section 2 of the Escrow Agreement.

            SECTION 12.02. Procedure upon Termination. In the event of termination and abandonment under Section 12.01, written Notice thereof shall forthwith be given to the other party, and the transactions contemplated by this Agreement shall be terminated and abandoned, without further action by the parties hereto. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

            (a) each party, if requested, will redeliver all documents, work papers and other material of the other party and its Affiliates relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

            (b) no party hereto and none of their respective directors, officers, stockholders, Affiliates or Controlling Persons shall have any further Liability or obligation to any other party to this Agreement, except that nothing in this Section
      12.02 shall prejudice any rights, claims, or causes of action that may have accrued hereunder or with respect hereto prior to the date of such termination, including for breach of this Agreement (whether based upon the termination or otherwise).

            SECTION 12.03. Effect of Certain Terminations. In the event that (a) this Agreement is terminated by (i) either the Elan Companies or the Acquirors pursuant to Section 12.01(b), as applicable (but only if a vote to obtain the Elan Shareholder Approval or the Elan Shareholders Meeting has not been held), and at or prior to such termination any of the Elan Companies shall have received a Superior Proposal or an Acquisition Proposal that could reasonably be expected to lead to a Superior Proposal or any Person has announced an intention (whether or not conditional and whether or not withdrawn) to make a Superior Proposal or an Acquisition Proposal that could reasonably be expected to lead to a Superior Proposal, (ii) the Acquirors pursuant to Section 12.01(e) or Section 12.01(g) or (iii) either the Elan Companies or the Acquirors pursuant to Section 12.01(f) and (b) the Elan Companies or their Affiliates shall have entered into a definitive agreement regarding a transaction with a third party unaffiliated with the Acquirors involving a sale of any assets, stock (or other equity or voting interests) or businesses that constitute or represent 50% or more of the total revenue, operating income, earnings before interest, taxes, depreciation and amortization or assets of the Businesses (whether alone or together with other assets of the Elan Companies) within 12 months of the date of termination of this Agreement, then the Elan Companies shall, as a condition to the execution of such definitive agreement, pay to the Acquirors or their designee a fee equal to $31,500,000 (the "Termination Fee"), payable by wire transfer of immediately available funds in United States dollars. In the event this Agreement is terminated by the Acquirors pursuant to Section 12.01(h), the Elan Companies shall pay to the Acquirors or their designee the Termination Fee payable by wire transfer of immediately available funds in United States dollars within two (2) Business Days of such termination. As used in this Section 12.03, the term "Superior Proposal" means any bona fide Acquisition Proposal on terms that are more favorable to the shareholders of the Elan Parent than the terms of this Agreement, the Related Agreements, the Wyeth/Elan Agreements and the Wyeth/King Agreements, taken as a whole. In the event this Agreement is terminated for any reason (other than pursuant to Section 12.01(f)), the Original Agreement shall automatically be revived and reinstated immediately upon such termination as if this amendment and restatement shall not have occurred and this Agreement shall be void (it being understood that the waiver by the Acquirors of compliance by the Elan Parties with Section 8.18 of the Original Agreement shall also automatically be revived and reinstated immediately upon such termination).

            SECTION 12.04. Specific Performance. The parties acknowledge that the transactions contemplated hereby are unique and specifically identifiable. Accordingly, the parties further agree and stipulate that, if the Closing does not occur because of the willful failure of the Elan Companies, on the one hand, or the Acquirors, on the other hand, to perform their respective obligations hereunder, (a) monetary damages and any other remedy at law will not be adequate, (b) the non-defaulting party shall be entitled to specific performance as the remedy for such breach, (c) each party agrees to waive any objection to the remedy of specific performance, (d) each party agrees that the granting of specific performance by any court will not be deemed to be harsh or oppressive to the party who is ordered specifically to perform its obligations under this Agreement and (e) in connection with any action for specific performance, the prevailing party shall be entitled to reasonable attorneys' fees and other costs of prosecuting or defending such action. The right to seek specific performance hereunder shall not preclude any party to seek any other remedy at law or in equity.

            SECTION 12.05. Settled Claims. Each of the parties hereto agrees that (a) no claims, causes of action or theories of relief (i) the same as those claims, causes of action or theories of relief alleged or asserted by any of the King Companies in their Answer and Counterclaims dated April 16, 2003 and their responses asserted in their Responses and Objections of Defendants to Plaintiffs' First Set of Interrogatories dated May 1, 2003 or (ii) otherwise based on the Specified Facts, and (b) no facts (the "Specified Facts") out of which any of the claims, causes of action, theories of relief or responses set forth in clause (a)(i) above arose, including, without limitation, the investigation by the Federal Trade Commission referred to in its letters dated March 13, 2003 and May 7, 2003 (but only to the extent the King Companies have Knowledge of the facts and circumstances underlying the initiation of such investigation), "Study 105", and all claims arising out of any actions taken by the Elan Companies relating to their relationship with United Research Laboratories, Inc./Mutual Pharmaceutical Company, Inc., shall, directly or indirectly, constitute, or form the basis for, a breach by any of the Elan Companies of any representation and warranty or covenant set forth in this Agreement or a failure of any condition set forth in Article IX or X of this Agreement.

                                  ARTICLE XIII

                                  MISCELLANEOUS

            SECTION 13.01. Notices. All Notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by nationally recognized overnight courier that maintains records of delivery to the parties at the following addresses or facsimile numbers:

            If to the Acquiror Parent or the Acquirors to:

                     King Pharmaceuticals, Inc.
                     501 Fifth Street
                     Bristol, TN  37620
                     Facsimile:       (423) 989-6282
                     Attention:       John A.A. Bellamy

            With copies to:

                     Cravath, Swaine & Moore LLP
                     Worldwide Plaza
                     825 Eighth Avenue
                     New York, NY  10019
                     Facsimile:       (212) 474-1912
                     Attention:       Scott A. Barshay
                                      James C. Woolery

                     Pennie & Edmonds
                     1155 Avenue of the Americas
                     New York, NY  10036
                     Facsimile:       (212) 869-9742/8864
                     Attention:       F. Dominic Cerrito

            If to the Elan Companies to:

                     Elan Corporation, plc
                     c/o Elan International Services, Ltd.
                     102 St. James Street
                     Flatts, Smiths FL04
                     BERMUDA
                     Facsimile:       (441) 292-2224
                     Attention:       Kevin Insley

            With copies to:

                     Elan Pharmaceuticals, Inc.
                     800 Gateway Boulevard
                     South San Francisco, CA  94080
                     Facsimile:       (858) 457-7807
                     Attention:       Vice President, Legal Affairs

                     Cahill Gordon & Reindel LLP
                     80 Pine Street
                     New York, NY  10005
                     Facsimile:       (212) 269-5420
                     Attention:       William M. Hartnett, Esq.

All such Notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 13.01, be deemed given upon receipt, (ii) if delivered by facsimile to the facsimile number as provided in this Section 13.01, be deemed given upon receipt by the sender of the answer back confirmation and (iii) if delivered by mail in the man-ner described above or by overnight courier to the address as provided in this
Section 13.01, be deemed given upon receipt (in each case regardless of whether such Notice, request or other communication is received by any other Person to whom a copy of such Notice, request or other communication is to be delivered pursuant to this Section 13.01). Any party from time to time may change its address, facsimile number or other information for the purpose of Notices to that party by giving Notice specifying such change to the other parties hereto in accordance with the terms of this Section 13.01.

            SECTION 13.02. Entire Agreement. This Agreement (and all Exhibits and Schedules attached hereto and all other documents delivered in connection herewith) supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof, except as otherwise set forth in Section 8.05(f).

            SECTION 13.03. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not in the alternative.

            SECTION 13.04. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each party hereto.

            SECTION 13.05. Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns and it is not the intention of the parties to confer third party beneficiary rights upon any other Person, except as achieved through the indemnification clause set forth in Section 11.02.

            SECTION 13.06. Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except that an indemnified party under Article XI may assign any of its rights, benefits or obligations hereunder, by operation of Law or otherwise, (a) to any of its Affiliates, provided such indemnified party continues to be responsible for all of its obligations hereunder, or (b) to a Person that (i) purchases all or substantially all of the assets being conveyed hereunder or (ii) merges with the Acquiror Parent, an Acquiror or the indemnified party or (c) to the lenders of the Acquiror Parent or the Acquirors and their respective successors or assigns. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

            SECTION 13.07. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

            SECTION 13.08. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to the terms of such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the parties herein.

            SECTION 13.09. Governing Law; Jurisdiction; and Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, STATE OF NEW YORK, OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO, THIS AGREEMENT. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO A PARTY AT THE ADDRESS DESIGNATED PURSUANT TO SECTION 13.01 OF THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PARTY FOR ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT MAY BE ENFORCED IN ANY OTHER COURT TO WHOSE JURISDICTION ANY OF THE PARTIES IS OR MAY BE SUBJECT.

            SECTION 13.10. Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

            SECTION 13.11. Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile copy shall be a sufficient proof of signature, without it being necessary to produce the original copy.

                         [SIGNATURES ON FOLLOWING PAGE]

            IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto all as of the date first above written.

                                      ELAN CORPORATION, PLC



                                      By:  /s/ KEVIN INSLEY
                                           -------------------------------------
                                           Name:  Kevin Insley
                                           Title: Authorized Signatory



                                      ELAN PHARMA INTERNATIONAL LIMITED



                                      By:  /s/ KEVIN INSLEY
                                           -------------------------------------
                                           Name:  Kevin Insley
                                           Title: Authorized Signatory



                                      ELAN PHARMACEUTICALS, INC.



                                      By:  /s/ JEAN M. DUVALL
                                           -------------------------------------
                                           Name:  Jean M. Duvall
                                           Title: Senior Vice President,
                                                  Legal Affairs

                                      KING PHARMACEUTICALS, INC.



                                      By:  /s/ JAMES R. LATTANZI
                                           -------------------------------------
                                           Name:  James R. Lattanzi
                                           Title: Chief Financial Officer



                                      JONES PHARMA INCORPORATED



                                      By:  /s/ JOHN BELLAMY
                                           -------------------------------------
                                           Name:  John Bellamy
                                           Title: Executive Vice President and
                                                  General Counsel



                                      MONARCH PHARMACEUTICALS, INC.



                                      By:  /s/ JOHN BELLAMY
                                           -------------------------------------
                                           Name:  John Bellamy
                                           Title: Executive Vice President and
                                                  General Counsel

                LIST OF OMITTED SCHEDULES, EXHIBITS, AND ADDENDA

         Pursuant to Item 601(b)(2) of Regulation S-K, certain of the exhibits and schedules to the Agreement have been omitted from the Agreement. King Pharmaceuticals, Inc. agrees to supplementally provide a copy of any omitted schedule to the Securities and Exchange Commission upon request:

Document Description

Schedules:

Schedule 1.01(a) --        Closing Date Inventory Value
Schedule 1.01(b) --        Excluded Books and Records
Schedule 1.01(c) --        Permitted Encumbrances
Schedule 1.01(d) --        Skelaxin(R) Copyrights
Schedule 1.01(e) --        Skelaxin(R) Patent Rights
Schedule 1.01(f) --        Skelaxin(R) Trademarks
Schedule 1.01(g) --        Sonata(R) Copyrights
Schedule 2.01(a)(i) --     Assumed Skelaxin(R) Contracts
Schedule 2.01(a)(xi) --    Other Skelaxin(R) Contracts
Schedule 2.01(b)(i) --     Assumed Sonata(R) Contracts
Schedule 2.01(b)(vi) --    Other Sonata(R) Assets
Schedule 2.01(d) --        Personal Property Leases
Schedule 2.04(a) --        Nonassignable Assets
Schedule 6.03(a) --        Elan Governmental Consents
Schedule 6.03(b) --        Elan Third Party Consents
Schedule 5.02(a)(vii) --   Encumbrance, Releases
Schedule 7.03 --           Acquiror Governmental Consents
Schedule 6.06(a) --        Patent Information
Schedule 6.06(b) --        Skelaxin(R) Patent Litigation
Schedule 6.06(d) --        See 6.06(b)
Schedule 6.06(e) --        See 6.06(b)
Schedule 6.06(f) --        Cease and desist to Carnik Laboratories, Inc.
Schedule 6.06(g) --        See 6.06(b)
Schedule 6.06(h) --        References to Skelaxin(R) and Sonata(R) Ad Agency
Schedule 6.06(k) --        Hauck Matter
Schedule 6.07(a) --        Employee Matters
Schedule 6.07(b) --        Employee Benefit Plans
Schedule 6.07(c) --        Management Personnel (See Addendum 6.07(c))
Schedule 6.13 --           Customers and Suppliers
Schedule 6.14 --           Operation of Business; Description of Business
Schedule 6.15 --           Financial Information
Schedule 6.16 --           Title
Schedule 6.20 --           Certain Covenants Under the Original Agreement
Schedule 7.07 --           Financial Capability
Schedule 8.01(c)(i) --     Skelaxin(R) Sales
Schedule 8.01(c)(ii) --    Sonata(R) Sales
Schedule 8.05(f) --        Confidentiality (See Addendum 8.05(f))
Schedule 8.08(a) --        King Product Returns Policy
Schedule 8.10 --           Employee Matters (See Addendum 8.10)
Schedule 8.25 --           Additional Skelaxin(R) Formulations

Exhibits:

Exhibit A --      Assignment of Domain Names
Exhibit B --      Bill of Sale
Exhibit C --      Development Agreement

                  Exhibit 1 --      Form of Reformulation Agreement
                  Exhibit 2.1 --    Formulation Development Plan and Report
                  Schedule 6.10 --  Listing of Agreements, Pending Agreements,
                                    and Pending Negotiations
                  Schedule 14.1 --  Drug Delivery Technology Providers
                  Schedule 14.2 --  Drug Technology Businesses
Exhibit D --      Irish Assignment Agreement
Exhibit E --      Patent Assignment Agreement
Exhibit F --      Skelaxin(R) Payment Agreement
Exhibit G --      Trademark Assignment Agreement
Exhibit H --      Detailing Agreement
                  Exhibit 5.2 --          Adverse Experience Reporting
                                          Requirements
Exhibit I --      Asset Transfer Agreement
                  Exhibit 5.02(a) --      Patents (Blank Page)
                  Schedule 1.02(a)(vi) -- Assumed Contracts (Blank Page)
                  Schedule 1.02(d) --     Required Assets Requiring Consents
                  Schedule 2.03(a) --     Consents, Approvals, Etc.
Exhibit J --      Joint Litigation and Prosecution Agreement

Addenda:
Addendum 2.01(d) --    List of Names
Addendum 6.07(a) --    List of Names
Addendum 6.07(c) --    List of Names of Sales Staff
Addendum 8.05(f) --    Listing of Managers
Addendum 8.10 --       List of Names of Sales Staff